UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

It is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of National Financial Partners Corp. The Annual Meeting will be held at 9:00 a.m. EDT on Wednesday, May 23, 2012 at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, New York 10017.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the enclosed proxy card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. We hope you will vote as soon as possible. Voting in advance does not deprive you of your right to attend the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, NFP.

Sincerely,

Jessica M. Bibliowicz

Chairman, President and

Chief Executive Officer

April 9, 2012

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 23, 2012

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Wednesday, May 23, 2012, at 9:00 a.m. EDT, at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017, for the following purposes:

(1)	To elect each of the eight director nominees named in the attached Proxy Statement to serve until the next annual meeting of stockholders or until that person’s successor is duly elected and qualified.

(2)	To hold an advisory vote on executive compensation as disclosed in the attached Proxy Statement.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

(4)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

The Proxy Statement that follows more fully describes these proposals.

Stockholders of record of the Company’s common stock at the close of business on March 29, 2012 will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012: The Proxy Statement and the 2011 Annual Report to Stockholders are attached. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to the Company’s proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of the Company’s proxy materials on the Internet. The Proxy Statement and the 2011 Annual Report to Stockholders are available at the Company’s Web site at http://www.nfp.com/investor-relations. Additionally, and in accordance with SEC rules, you may access the Proxy Statement and the 2011 Annual Report to Stockholders at https://materials.proxyvote.com/63607P, which does not have “cookies” that identify visitors to the site.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE BY EITHER MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. SIGNING AND RETURNING THE PROXY CARD WILL NOT PROHIBIT YOU FROM ATTENDING THE ANNUAL MEETING. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Stancil E. Barton

Executive Vice President,

General Counsel and Corporate Secretary

April 9, 2012

PROXY STATEMENT TABLE OF CONTENTS

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, May 23, 2012

The Board of Directors (the “Board of Directors”) of National Financial Partners Corp. (“NFP” or the “Company”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders to be held on Wednesday, May 23, 2012, at 9:00 a.m. EDT, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the 2011 Annual Report to Stockholders (the “2011 Annual Report”) were first mailed or otherwise made available, on or about April 9, 2012, to stockholders of record as of March 29, 2012 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY PROCESS

Why did I receive this Proxy Statement?

Stockholders of the Company at the close of business on the Record Date are entitled to vote at the Annual Meeting. You are receiving this Proxy Statement because you were an NFP stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the three proposals presented for stockholder action and includes information required to be disclosed to stockholders.

What am I being asked to vote on and how does the Board of Directors recommend that I vote?

You are being asked to vote on three proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal I — To elect each of the eight director nominees named in this Proxy Statement to serve until the next annual meeting of stockholders or until that person’s successor is duly elected and qualified. The Board of Directors recommends that you vote FOR each of the nominees.

Proposal II — To hold an advisory vote on executive compensation as disclosed in this Proxy Statement. The Board of Directors recommends that you vote FOR this proposal.

Proposal III — To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board of Directors recommends that you vote FOR this proposal.

Will any other business be transacted at the Annual Meeting?

At the date of this Proxy Statement, the Company has no knowledge of any business to be transacted at the Annual Meeting other than the three proposals described in this Proxy Statement. The period specified in the

Company’s Amended and Restated By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, it is intended that the proxy holders will have discretionary authority to vote the shares that they represent in accordance with their best judgment.

Who may attend and vote at the Annual Meeting?

If you were a stockholder at the close of business on the Record Date, you are entitled to notice of, to vote at, and to attend, the Annual Meeting. As of the Record Date, 40,585,187 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), representing all of the Company’s voting securities, were outstanding and eligible to vote at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

The Company needs a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to transact business at the Annual Meeting. Since 40,585,187 shares of Common Stock were outstanding as of the Record Date, the presence in person or by proxy of holders of at least 20,292,594 shares of Common Stock is required to establish a quorum.

Proxies received and marked “for,” “against,” or “abstain” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What are my voting rights?

You will be entitled to one vote per share of Common Stock that you owned as of the close of business on the Record Date. There are no cumulative voting rights.

Does my vote matter?

Yes. The Company is required to obtain stockholder approval for the election of directors and other important matters. In order for the Company to obtain the necessary stockholder approval of these matters, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and take action on important Company matters subject to stockholder approval.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. EDT. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Street name holders will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Am I required to attend the Annual Meeting?

No. You are not required to attend the Annual Meeting, and you do not need to attend the Annual Meeting to vote your shares. Procedures for voting your shares by mail, telephone and the Internet are described below.

What is the difference between holding shares as a stockholder of record and holding shares in street name?

Shares Held as a Stockholder of Record

If your shares are registered directly in your own name with NFP’s transfer agent, Computershare Shareowner Services LLC (“Computershare,” formerly known as BNY Mellon Shareowner Services), you are considered the stockholder of record with respect to those shares, and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card were sent directly to you by the Company.

Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other intermediary, then you hold your shares in “street name,” and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and voting instruction form were forwarded to you by your bank, broker or other intermediary. The intermediary holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You are considered a beneficial owner of the shares, and you have the right to direct that intermediary on how to vote the shares held in your account.

If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote using the enclosed proxy card. The Board of Directors has designated the officers of NFP named on the proxy card as proxies. If you wish to appoint another person as your proxy at the Annual Meeting, you may do so by completing and delivering a different form of proxy to the Company. In order to vote, you must either sign and date the proxy card and return it in the enclosed postage paid envelope, or vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If you are a stockholder of record, you may also vote in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, you may file a written revocation of your proxy with the Corporate Secretary prior to voting at the Annual Meeting, and then the vote you submit at the Annual Meeting will override your previously submitted vote.

If I hold my shares in street name, how do I vote?

If you hold your shares in street name, please refer to the information on the voting instruction form forwarded to you by your bank, broker or other intermediary to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the intermediary that holds your shares and you must bring that proxy with you to the Annual Meeting.

What does it mean if I receive more than one set of proxy materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a stockholder of record and other shares as a beneficial owner through a broker, or you may own shares through more than one broker. In these situations you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction form you receive or, if you submit your proxy by the Internet or telephone, vote once for each proxy card or control number you receive.

What happens if I do not give specific voting instructions?

Stockholders of Record

If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

Shares Held in Street Name

If your shares are held in street name and you do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, your intermediary generally has the discretion to vote your shares on “routine” items but cannot vote on “non-routine” items. Under New York Stock Exchange (“NYSE”) rules, Proposals I and II are considered non-routine items and Proposal III is considered a routine item. Consequently, if you do not instruct your intermediary on how to vote your shares with respect to Proposal I or II, your shares will not be voted for that proposal and your unvoted shares will be reported as a “broker non-vote.”

Broker non-votes will not be deemed a vote cast on any proposal and will have no effect on the outcome of the vote.

The Company encourages you to provide voting instructions to your intermediary as to how to vote your shares on all matters presented in this Proxy Statement.

How do I revoke my proxy and change my vote?

If you are a stockholder of record, you may revoke your grant of a proxy and change your vote at any time before your proxy is voted at the Annual Meeting by:

•	Delivering a written revocation of the proxy to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173;

•	Submitting another valid proxy bearing a later date (including by voting on the Internet or telephone or mailing a new proxy card); or

•	Attending and voting in person at the Annual Meeting, but you also must file a written revocation with the Corporate Secretary prior to voting.

If your shares are held in street name, you must contact your bank, broker or other intermediary in order to revoke your proxy and change your vote.

What is the required vote for each proposal?

Proposal I

Each nominee will be elected a director if he or she receives the affirmative majority of votes cast with respect to that nominee’s election. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” that nominee. In the election of directors, votes may be cast “for” or “against” any or all nominees, and a stockholder may also abstain from voting for any and all nominees. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the election of directors.

Proposals II and III

For Proposals II and III, the affirmative vote of a majority of votes cast is required to approve the proposal. This means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Votes may be cast “for” or “against” the proposal and a stockholder may also abstain from voting on the proposal. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the outcome of the vote. The vote on Proposal II is advisory and, as discussed in more detail below, the voting results are not binding on the Company.

How do I submit a stockholder proposal or nominate a director for election at next year’s annual meeting?

Any stockholder intending to present a proposal at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) must arrange to have the proposal delivered to the Company not later than December 10, 2012 in order to have the proposal considered for inclusion in the Company’s proxy materials for next year’s annual meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173. Any stockholder submitting a proposal for inclusion in the Company’s proxy materials must follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, stockholder proposals for the 2013 Annual Meeting that are not included in the Company’s proxy materials and stockholder nominations for director for the 2013 Annual Meeting must be received by the Company no earlier than December 24, 2012 and no later than January 23, 2013, and the stockholder must follow the procedures required by the Company’s Amended and Restated By-Laws. Stockholder proposals and stockholder nominations for director must be sent to the Corporate Secretary at the address above.

Stockholder proposals and stockholder nominations for director submitted outside these dates are untimely and may not be presented in any manner at the 2013 Annual Meeting.

How can I inspect a stockholder list?

A list of the Company’s stockholders as of the close of business on March 29, 2012 will be available for inspection during ordinary business hours at the Company’s offices located at 340 Madison Avenue, 20th Floor, New York, NY 10173, from May 11, 2012 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

What is householding and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” is designed to reduce printing and postage costs for companies.

Eligible stockholders who share a single address may receive only one copy of this Proxy Statement and the 2011 Annual Report at that address unless contrary instructions have been provided by you to Computershare (for stockholders of record) or to your bank, broker or other intermediary (for street name stockholders). If you are a stockholder of record and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact Computershare (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to http://www.bnymellon.com/shareowner/isd. If you are a street name stockholder and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact your bank, broker or other intermediary.

The Company hereby undertakes to deliver promptly, upon written request, a copy of this Proxy Statement and the 2011 Annual Report to a stockholder at a shared address to which a single copy of the applicable document was delivered. Requests should be directed to Computershare (for stockholders of record) or to your intermediary (for street name stockholders).

How can I obtain a copy of the Company’s 2011 Annual Report?

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the year ended

December 31, 2011, as filed with the SEC on February 13, 2012 (the “2011 Form 10-K”). Requests for copies of the Company’s 2011 Form 10-K should be directed to the Investor Relations Department of the Company at 340 Madison Avenue, 20th Floor, New York, NY 10173. The Company’s 2011 Annual Report, which includes the 2011 Form 10-K, accompanies this Proxy Statement.

I do not want to receive paper copies of my proxy materials anymore. How do I sign up for electronic delivery?

If you are a stockholder of record, you may elect to receive the Company’s annual report to stockholders or proxy statements electronically by contacting Computershare (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to http://www.bnymellon.com/shareowner/isd. If you hold your shares in street name, you should contact your bank, broker or other intermediary for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s 2011 Annual Report or this Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Company’s Investor Relations Department at 340 Madison Avenue, 20th Floor, New York, NY 10173.

Is my vote confidential?

Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Computershare, the Company’s independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting and in a Current Report on Form 8-K of the Company within four business days after the Annual Meeting.

Who is paying for this solicitation?

All expenses incurred in connection with this solicitation by the Board of Directors will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company may also decide to hire a proxy solicitation firm at a standard industry compensation rate. In addition, the Company requests that banks, brokers and other intermediaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and Computershare for reasonable out-of-pocket expenses incurred in forwarding such materials upon request.

Where and when will I be able to find the voting results?

You can find the official results of voting at the Annual Meeting in the Company’s Current Report on Form 8-K to be filed within four business days after the Annual Meeting. If the official results are not available at that time, the Company will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How do I get to the Annual Meeting?

Directions for getting to the Annual Meeting can be found at the end of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information about persons, based on information contained in Schedules 13G filed with the SEC, who beneficially own more than 5% of the outstanding Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Capital Research Global Investors(2)	5,380,557	12.7%
333 South Hope Street Los Angeles, CA 90071	(as of 12/30/11)

Wellington Management Company, LLP(3)	3,949,107	9.55%
280 Congress Street Boston, MA 02210	(as of 12/31/11)

BlackRock, Inc.(4)	3,681,764	8.90%
40 East 52nd Street New York, NY 10022	(as of 12/30/11)

FMR LLC(5)	3,113,520	7.525%
82 Devonshire Street Boston, MA 02109	(as of 12/31/11)

The Vanguard Group, Inc.(6)	2,235,088	5.40%
100 Vanguard Blvd. Malvern, PA 19355	(as of 12/31/11)

(1)	Beneficial ownership is a term broadly defined under SEC rules and regulations.
(2)	The information contained in this table is based on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2012 by Capital Research Global Investors (“Capital Re”), and amends Schedule 13G filed with the SEC on September 10, 2010, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2011 by Capital Re. According to such filing, Capital Re, a division of Capital Research and Management Company (“CRMC”), has sole dispositive power and sole voting power with respect to 5,380,557 shares of Common Stock. Capital Re is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “1940 Act”). Capital Re disclaims beneficial ownership of these shares. Capital Re holds more than 5% of the Company’s outstanding Common Stock on behalf of SMALLCAP World Fund, Inc. The shares listed above include 932,057 shares resulting from the assumed conversion of $12 million principal amount of the Company’s 4.0% Convertible Senior Notes due 2017.
(3)	The information contained in this table is based on Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“Wellington”). According to such filing, Wellington is an investment adviser and, in its capacity as investment adviser, may be deemed to beneficially own 3,949,107 shares of Common Stock which are held of record by clients of Wellington. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington has shared voting power as to 1,806,122 shares and shared dispositive power as to 3,949,107 shares.
(4)	The information contained in this table is based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012 by BlackRock, Inc. (“BlackRock”), and amends Schedule 13G filed with the SEC on January 29, 2010, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2011 by BlackRock. According to such filing, BlackRock is the beneficial owner of 3,681,764 shares of Common Stock and has sole dispositive power and sole voting power with respect to all such shares.
(5)

The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC (“FMR”). According to such filing, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment adviser, beneficially owns 2,616,180 shares of Common Stock as a result of acting as investment adviser to various investment companies (the “Funds”) registered under the 1940 Act. The ownership of one such Fund, the Fidelity Advisor Small Cap Fund, amounted to 2,177,671 shares or 5.26% of the Company’s outstanding Common Stock. Edward C. Johnson 3d (Chairman of FMR) and FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the shares of Common Stock owned by the Funds. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity votes these shares under written guidelines established by the Funds’ boards of trustees. Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR and a registered investment adviser, beneficially owns 46,940 shares of Common Stock as a result of acting as investment adviser to institutional accounts owning such shares. Mr. Johnson and FMR each has sole dispositive power and sole voting power as to such shares. Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR and a bank under Section 3(a)(6) of the Exchange Act, beneficially owns 450,400 shares of Common Stock as a result of acting as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR each has sole dispositive power and sole voting power as to such shares.
(6)	The information contained in this table is based on Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”). According to such filing, Vanguard beneficially owns 2,235,088 shares of Common Stock. Vanguard has sole voting power as to 67,994 of such shares, sole dispositive power as to 2,167,094 of such shares, and shared dispositive power as to 67,994 of such shares.

Named Executive Officers and Directors

Shares of Common Stock and Stock Options

The following table lists the beneficial ownership of Common Stock, as of March 29, 2012, by each Named Executive Officer (as defined below), each director and each nominee, as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Shares Beneficially Owned Excluding Options(1)	Options Exercisable Within 60 Days(2)	Total Beneficial Ownership	Percent of Class
Named Executive Officers,(3) Directors and Nominees
Jessica M. Bibliowicz(4)	404,659	80,000	484,659	1.2%
Donna J. Blank	86,819	—	86,819	**
Douglas W. Hammond	144,082	6,000	150,082	**
Michael N. Goldman	100,926	3,000	103,926	**
Stancil E. Barton	53,331	—	53,331	**
Stephanie W. Abramson	16,523	15,000	31,523	**
Arthur S. Ainsberg(5)	24,023	15,000	39,023	**
Patrick S. Baird	3,000	5,000	8,000	**
R. Bruce Callahan	86,725	1,000	87,725	**
John A. Elliott	18,123	5,000	23,123	**
J. Barry Griswell	10,000	5,000	15,000	**
Kenneth C. Mlekush(6)	28,925	5,000	33,925	**
Marshall A. Heinberg(7)	—	—	—	—
All executive officers and directors as a group (14 persons)	1,018,037	147,500	1,165,537	2.9%

*	All addresses are c/o National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173.
**	Less than 1.0% of the outstanding shares of Common Stock.
(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below.
(2)	Reflects options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of March 29, 2012.
(3)	The Company’s Named Executive Officers include the Company’s Chief Executive Officer, Ms. Bibliowicz (the “CEO”), Chief Financial Officer, Ms. Blank (the “CFO”), and its next three most highly compensated executive officers, other than the CEO and the CFO, each of whom is listed in the Summary Compensation Table below.
(4)	Ms. Bibliowicz owns 2,000 shares of Common Stock jointly with her children.
(5)	Mr. Ainsberg, a director of the Company since 2003, will not seek reelection at the Annual Meeting.
(6)	Includes 10,000 shares owned by the Kenneth C. Mlekush Revocable Trust.
(7)	Mr. Heinberg is a new director nominee and does not currently serve on NFP’s Board of Directors.

Phantom Stock Units

The Company’s non-management director stock ownership guidelines provide that all restricted stock unit (“RSU”) awards granted to non-management directors after January 1, 2011 will contain a mandatory deferral provision. This provision provides that payment of vested RSUs will be automatically deferred until service on the Board of Directors has ended. The non-management directors accrue phantom stock units upon vesting of RSUs on a one-for-one basis. Once service on the Board of Directors has ended, the phantom stock units are paid in shares of Common Stock unless the Compensation Committee determines otherwise. The following table lists each non-management director’s beneficial ownership of phantom stock units. See “Director Compensation” below for more detailed information on RSU awards to directors and the non-management director stock ownership guidelines.

Non-Management Director Name	Phantom Stock Units Beneficially Owned	Percent of Class
Stephanie W. Abramson	3,454	*
Arthur S. Ainsberg	3,454	*
Patrick S. Baird(1)	—	*
R. Bruce Callahan	1,151	*
John A. Elliott	3,454	*
J. Barry Griswell	3,454	*
Kenneth C. Mlekush	3,454	*
All non-management directors as a group (7 persons)	18,421	*

*	Less than 1.0% of the outstanding shares of Common Stock.
(1)	Mr. Baird joined the Board of Directors in October 2011. As of March 29, 2012, none of his RSU awards have vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that NFP’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities file certain reports of such ownership and changes in such ownership with the SEC and provide copies of these reports to NFP. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that all reports required to be filed by each of the reporting persons during the year ended December 31, 2011 were filed in a timely manner and were accurate in all material respects.

PROPOSAL I. ELECTION OF DIRECTORS

Recent Changes to the Board of Directors

October 27, 2011, the Board of Directors elected Patrick S. Baird as a director. Mr. Baird’s election filled the vacancy created by Shari Loessberg’s resignation from the Board of Directors in June 2011.

On March 12, 2012, Arthur S. Ainsberg informed the Company that he would not stand for reelection to the Board of Directors at the Annual Meeting. Mr. Ainsberg’s decision not to stand for reelection did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board of Directors has nominated Marshall A. Heinberg to fill the vacancy created by Mr. Ainsberg’s departure from the Board of Directors.

2012 Election of Directors

The current term of office of the Company’s directors expires at the Annual Meeting. The Board of Directors currently consists of eight members. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the 2013 Annual Meeting or until his or her successor is duly elected and qualified, in accordance with the Amended and Restated By-Laws of the Company. Each nominee, other than Mr. Heinberg, is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named as proxies will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Name	Company Affiliation	Age as of March 29, 2012	Year First Elected to Serve as Director
Jessica M. Bibliowicz	Chairman, President and CEO of NFP	52	1999
Stephanie W. Abramson	Director	67	2003
Patrick S. Baird	Director	58	2011
R. Bruce Callahan(1)	Director; and Chairman Emeritus of NFPISI	72	2007
John A. Elliott	Director	66	2005
J. Barry Griswell	Director	63	2010
Marshall A. Heinberg(2)	Director Nominee	55	N/A
Kenneth C. Mlekush	Director	73	2005

(1)	Mr. Callahan also previously served as a director of the Company from June 1999 to August 2003.
(2)	Mr. Heinberg will be standing for election to the Board of Directors at the 2012 Annual Meeting for the first time.

See “Information about the Company’s Directors and Executive Officers—Director Nominees” below for more detailed biographical information relating to the nominees for election to the Board of Directors.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors.

INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees

Qualifications

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Guidelines for Selection of Directors (“NFP’s Director Guidelines”) and the Company’s Corporate Governance Guidelines, both available on the Company’s Web site at http://www.nfp.com/investor-relations, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs.

Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds.

See “Corporate Governance—The Nominating and Corporate Governance Committee—Selection and Nomination of Directors” below for information regarding the process undertaken by the Nominating and Corporate Governance Committee in selecting and nominating qualified director candidates.

Jessica M. Bibliowicz. Ms. Bibliowicz joined NFP in April 1999 and has served as NFP’s President and Chief Executive Officer since then and as Chairman of the Board of Directors since June 2003. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Since May 2006, Ms. Bibliowicz has served as a director of The Asia Pacific Fund, Inc. Ms. Bibliowicz is also a member of the Board of Overseers of Weill Cornell Medical College, and serves on the Board of Trustees of Cornell University and the Board of Directors of Lincoln Center Theater.

Ms. Bibliowicz’s experience as President and Chief Executive Officer of the Company for over 12 years gives her unique insights into the Company’s operations, challenges and opportunities, and a deep understanding of the Company’s producer talent. Ms. Bibliowicz has over 27 years of financial services industry experience, and during that time has amassed extensive knowledge about the industries in which the Company operates.

Stephanie W. Abramson. Ms. Abramson has served as Dean of Executive Education and Graduate Professional Studies at New York University in Shanghai since May 2011 and as an Adjunct Professor of Law at New York University School of Law since January 2010. From July 2005 to July 2008, Ms. Abramson served as Executive Vice President and General Counsel of DoubleClick Inc., an online advertising technology products and services company that was acquired by Google Inc. in March 2008. Ms. Abramson was a lawyer and consultant in private practice from January 2003 to June 2005. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc., and from June 1995 to November 2000, served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius LLP. Ms. Abramson is a member of the Board of Trustees of New York University School of Law. Ms. Abramson has also been a member of various committees of the New York City Bar Association.

Ms. Abramson has a solid understanding of legal and regulatory affairs, and valuable expertise in matters involving executive compensation, governance and mergers and acquisitions. Ms. Abramson has practiced law for over four decades, and has acquired significant legal expertise in her position as general counsel for various public and private companies.

Patrick S. Baird. Mr. Baird served as Chief Executive Officer of AEGON USA, LLC, the U.S. subsidiary of AEGON N.V., a leading multinational insurance company, from March 2002 until his retirement in January 2010. Mr. Baird joined the AEGON USA companies in 1976, and during his tenure served in various other executive officer positions, including Executive Vice President and Chief Operating Officer, Chief Financial Officer and Chief Tax Officer. Mr. Baird served on the Executive Committee of the American Council of Life Insurers for several years, and served as Chairman for a one-year term. He has also served as a director of QCR Holdings, a public company, since 2002, and Cedar Rapids Bank & Trust since 2001. In addition, Mr. Baird serves on the boards of Kirkwood Community College Foundation, Waypoint Services for Women, Children and Families, the Eastern Iowa Airport Commission, the Zach Johnson Foundation and was appointed by the Governor of the State of Iowa to the I-JOBS Commission as Vice Chairman in 2009.

Mr. Baird has wide-ranging management and operational experience in the insurance industry having served as the Chief Executive Officer and in other executive positions at a top U.S. insurance company. Mr. Baird has a robust knowledge of and familiarity with the industries in which the Company operates, and has served in the top leadership position at a significant insurance industry trade association. Mr. Baird also brings to the Board of Directors financial and accounting expertise honed during his tenure as Chief Financial Officer of AEGON USA, LLC.

R. Bruce Callahan. Mr. Callahan has served as Chairman Emeritus of NFP Insurance Services, Inc. (“NFPISI”) since January 2006 and currently serves in various supervisory capacities and has an active role in carrier and producer relations and career development at NFPISI. Mr. Callahan served as Chairman and Chief Executive Officer of NFPISI from January 1999 to December 2005. Mr. Callahan also served as an NFP director from June 1999 to August 2003. Prior to joining NFP, Mr. Callahan was a founder and managing partner of Partners Financial Inc., a national producer group, before it was acquired by NFP in January 1999.

Mr. Callahan is a current employee, and former Chief Executive Officer, of NFPISI, an NFP subsidiary and a licensed insurance agency and insurance marketing organization. His history with the Company provides him with intimate knowledge of the Company’s operations. Mr. Callahan possesses extensive management and operational experience in the insurance and financial services industries, having held numerous sales, sales management and senior executive positions at various entities in the industry during his career.

John A. Elliott. Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School since September 2002. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. During his career, Dr. Elliott also held positions at Arthur Andersen & Co. and Westinghouse Electric Corporation. He has served as a director of Liquidnet Holdings, Inc., a private company, since 2005. Dr. Elliott has also served as a director of several non-profit organizations, most recently the Graduate Management Admissions Council from 2004 through 2009.

Dr. Elliott possesses a PhD in Accounting and has garnered significant financial acumen and experience and background with regard to public and financial accounting matters. Dr. Elliott also brings to the Board of Directors exemplary communication and leadership skills honed during his career in academia that are invaluable during boardroom deliberations.

J. Barry Griswell. Mr. Griswell has served as Chief Executive Officer of the Community Foundation of Greater Des Moines since July 2011, and served as President from July 2008 until July 2011. Prior to that

Mr. Griswell held various executive positions at Principal Financial Group, Inc., a global financial services provider that offers a wide range of insurance and financial products and services, including Chairman from January 2002 to December 2008, Chief Executive Officer from January 2002 to April 2008 and President from January 2002 until June 2006. Mr. Griswell also served as a director of Principal Financial Group, Inc. from April 2001 to May 2010, and served as Chairman of its board of directors from January 2002 to May 2009. Prior to joining Principal Financial Group, Inc., Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a distribution-marketing subsidiary of Metropolitan Life Insurance Company. Mr. Griswell has previously held several leadership positions with various industry trade associations, including the American Council of Life Insurers, the Life Underwriting Training Council, LIMRA and LL Global. He has also served as a director of Herman Miller, Inc., a public company, since 2004 and Och-Ziff Capital Management Group LLC, a public company, since June 2011. Mr. Griswell is also the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009).

Mr. Griswell is the former Chairman and Chief Executive Officer of a Fortune 500 company that operates within the Company’s industry. As such, he has extensive executive leadership, management and operational experience in the insurance and financial services industries. Mr. Griswell has a robust knowledge of and familiarity with the industries in which the Company operates, and in particular, has a strong background in the benefits industry, a line of business that is increasingly significant to the Company’s corporate strategy. Mr. Griswell also brings to the Board of Directors valuable public company board and board committee experience.

Marshall A. Heinberg. Mr. Heinberg has served as the Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer & Co. Inc., a leading investment bank and full-service investment firm, since January 2008. Mr. Heinberg began his investment banking career in 1987 in the Corporate Finance Division of Oppenheimer & Company, which was acquired by the Canadian Imperial Bank of Commerce (“CIBC”) in 1997. In 2001, Mr. Heinberg was named Head of CIBC’s U.S. Investment Banking Department, and in 2008, CIBC’s U.S. capital markets business was acquired by Oppenheimer & Co. Inc. Prior to joining Oppenheimer, Mr. Heinberg practiced corporate law. Since 2010, he has also served as a director of Image Entertainment, Inc., a public company, and Universal Biosensors Inc., a company listed on the Australian Securities Exchange.

Mr. Heinberg is a senior financial industry executive with a wealth of business experience and financial expertise. He has broad-ranging transaction experience including, public and private equity and debt financings, and mergers and acquisitions and strategic advisory assignments. Mr. Heinberg’s experience brings to the Board of Directors enhanced insight regarding financial matters and potential growth and investment opportunities.

Kenneth C. Mlekush. Mr. Mlekush served as Vice Chairman of Jefferson-Pilot Life Insurance Company from October 2002 until his retirement in April 2004 and held various executive officer positions at Jefferson-Pilot Life Insurance Company from January 1993 to April 2004, including President from April 1998 to October 2002. Mr. Mlekush has served as a director of Pan American Life Insurance Company since 2005.

Mr. Mlekush has robust executive leadership and management experience in the insurance and financial services industries, having served as the president and a board member of four life insurance companies during his over 40 years of experience in the industry. Mr. Mlekush has a deep understanding of insurance carrier operations and insurance distribution, and brings to the Board of Directors strong leadership skills honed during his career as an insurance industry executive.

Executive Officers

Set forth below is information, as of March 29, 2012, concerning the Company’s executive officers.

Name	Age	Position
Jessica M. Bibliowicz	52	President and Chief Executive Officer
Donna J. Blank	51	Executive Vice President and Chief Financial Officer
Douglas W. Hammond	46	Executive Vice President and Chief Operating Officer
Michael N. Goldman	39	Executive Vice President, Mergers and Acquisitions
Stancil E. Barton	49	Executive Vice President and General Counsel
Edward G. O’Malley	39	Senior Vice President, and President of Corporate Client Group
James L. Poer	41	Senior Vice President, and President of Advisor Services Group

Jessica M. Bibliowicz. For biographical information regarding Ms. Bibliowicz, see page 11.

Donna J. Blank. Ms. Blank joined NFP in September 2008 and has served as NFP’s Executive Vice President and Chief Financial Officer since then. From 2003 until prior to joining NFP, Ms. Blank served as Chief Financial Officer of Financial Guaranty Insurance Company (“FGIC”), a provider of financial guaranty insurance for public finance and structured finance transactions, both before and after its sale by GE Capital Corporation to an investor group in late 2003. From 1997 to 2003, Ms. Blank served in several financial roles at FGIC. Ms. Blank serves on the Board of Directors of the Girl Scout Council of Greater New York.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as Chief Operating Officer since April 2008. Mr. Hammond served as NFP’s Executive Vice President and General Counsel from January 2004 to June 2008 and as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to December 2002, Mr. Hammond served in various positions within NFP’s Office of the General Counsel. Prior to joining NFP, Mr. Hammond was associated with the law firm currently known as Dewey & LeBoeuf LLP. Mr. Hammond serves on the Advisory Council of the Dolan School of Business of Fairfield University, and also serves on the Board of Managers of MIE Financial Services, LLC, a private company doing business as MyInsuranceExpert.com.

Michael N. Goldman. Mr. Goldman joined NFP in March 2001 and has served as NFP’s Executive Vice President, Mergers and Acquisitions since April 2008. Mr. Goldman served as Senior Vice President, Head of Mergers and Acquisitions from January 2005 to April 2008 and served in various positions within NFP’s Office of the General Counsel prior to January 2005. Prior to joining NFP, Mr. Goldman was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

Stancil E. Barton. Mr. Barton joined NFP in September 2005 and has served as NFP’s Executive Vice President, General Counsel and Corporate Secretary since June 2008. From April 2008 to June 2008 Mr. Barton served as Deputy General Counsel and Chief Compliance Officer, and prior to that, he served as Senior Vice President and Chief Compliance Officer. Mr. Barton continues to serve as NFP’s Chief Compliance Officer. Prior to joining NFP, Mr. Barton was a partner with the law firm currently known as The Baetz Law Firm, a Texas-based firm specializing in insurance regulatory matters that he co-founded in 2003. Previously, Mr. Barton was a partner with the law firm currently known as Dewey & LeBoeuf LLP.

Edward G. O’Malley. Mr. O’Malley joined NFP in February 2002 and has served as President of NFP’s Corporate Client Group and Senior Vice President of NFP since September 2009. From January 2004 to September 2009, Mr. O’Malley served as NFPISI’s Senior Vice President of NFP Benefits, an operating division of NFPISI, and prior to that, served as Director of Benefits Distribution at NFPISI. Prior to joining NFP, Mr. O’Malley was Vice President of Sales and Business Development for V-Simplify, a web-based employee benefits administrator.

James L. Poer. Mr. Poer joined NFP in 2003 and has served as President of NFP’s Advisor Services Group since September 2009 and as a Senior Vice President of NFP since March 2011. Mr. Poer has also served as President of NFP Securities, Inc. (“NFPSI”), NFP’s principal broker-dealer subsidiary, since June 2008. Prior to that, Mr. Poer served as Senior Vice President of NFPSI’s Advisory & Investment Services from January 2005 to June 2008 and as Vice President, Advisory Services from February 2003 to December 2004. Prior to joining NFP, Mr. Poer was Director of Advisory Services for two of American International Group, Inc.’s registered investment advisors.

CORPORATE GOVERNANCE

Board of Directors

Meetings

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors meets periodically with management to review NFP’s performance and NFP’s business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met 14 times during 2011. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2011.

Independence

Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with NFP. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with NFP or its independent registered public accounting firm. In addition to the NYSE’s standards for independence, the Board of Directors has adopted additional independence standards to assist it in making independence determinations. NFP’s Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors, and are available on the Company’s Web site at http://www.nfp.com/investor-relations.

The Nominating and Corporate Governance Committee and the Board of Directors each undertook their annual review of director independence in March 2012. During these reviews, the Nominating and Corporate Governance Committee and the Board of Directors considered legal requirements regarding director independence and also NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors also considered that from time to time in the ordinary course of business, certain of the Company’s directors and their immediate families have been, or currently are, clients of one or more of the Company’s subsidiaries. For more information on these relationships, see “Certain Relationships and Related Transactions” below. The Nominating and Corporate Governance Committee and the Board of Directors also considered that Mr. Heinberg is currently employed by Oppenheimer & Co. Inc. In the ordinary course of business, individuals associated with Oppenheimer & Co. Inc.’s broker-dealer distribute financial products and services on behalf of certain NFP subsidiaries.

As a result of these reviews, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that, each of Messrs. Ainsberg, Baird, Elliott, Griswell, Heinberg and Mlekush and Ms. Abramson has no material relationship with NFP and is “independent” under the NYSE listing standards and NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors determined that none of the independent directors’ former or current status as a client of a Company subsidiary impaired such director’s independence or constituted a material relationship with NFP. The Nominating and Corporate Governance Committee and the Board of Directors also determined that Mr. Heinberg’s employment at Oppenheimer & Co. Inc. does not impair his independence under the NYSE listing standards or NFP’s Director Guidelines and does not constitute a material relationship with NFP. Ms. Bibliowicz and Mr. Callahan are not “independent” because they are employed by the Company. Except as disclosed in this section, each nominee who has been determined to be “independent” has no relationship with the Company other than being a director, nominee or stockholder.

Annual Meeting of Stockholders

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and, therefore, adopted a policy encouraging all directors to use their best efforts to attend all annual meetings. All of the Company’s then-current directors standing for reelection attended the 2011 Annual Meeting of Stockholders. At the Company’s 2011 Annual Meeting of Stockholders, each of the Company’s then-current director nominees was elected by the requisite majority of votes cast on the matter and none of them received against votes of 50% or greater at such meeting.

Board Leadership Structure

The Board of Directors believes that having a combined Chairman/CEO, an independent Lead Director, a majority of independent directors and independent key board committees provides an effective and appropriate leadership structure for the Company.

NFP’s Corporate Governance Guidelines provide that the Board of Directors will select its Chairman and the Company’s CEO in the manner it considers in the best interests of the Company at any given point in time. At this time, the Board of Directors combines the role of Chairman of the Board of Directors and the Company’s CEO. The Board of Directors believes that combining the roles of Chairman and CEO fosters unified leadership and direction for the Board of Directors and executive management and allows for alignment and clear accountability in the development and execution of the Company’s strategic initiatives and business plans. Ms. Bibliowicz is the director most familiar with the Company’s business and industry, and by serving in these dual capacities, she is best situated to effectively identify strategic priorities and lead discussions on key business issues that impact all of the Company’s stakeholders. The Board of Directors also considered Ms. Bibliowicz’s prior history and performance in serving in these dual capacities, and believes that Ms. Bibliowicz has provided effective leadership and guidance in the pursuit of the Company’s strategic objectives during her tenure as the Company’s Chairman and CEO.

To assure effective independent oversight of the Company’s management, the Board of Directors appoints an independent Lead Director of the Board of Directors. Mr. Mlekush has served as Lead Director since May 2007. The Board of Directors reviews the selection of the Lead Director annually. The Lead Director’s duties include:

•	presiding at each board meeting at which the Chairman/CEO is not present;

•	presiding at executive sessions of independent directors;

•	serving as the liaison between the Chairman/CEO and the independent directors;

•	approving the agenda and schedule for board meetings and executive sessions;

•	approving information sent to the Board of Directors;

•	advising the Chairman/CEO of decisions reached and suggestions made at executive sessions; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication with such stockholders.

Further enhancing the overall independent functioning of the Board of Directors is the fact that three-quarters of the Board of Directors is comprised of independent directors. Time is allotted at each Board of Directors meeting for independent directors to meet in executive session without the presence of management, and independent directors do so at least quarterly. The independent directors also conduct an annual evaluation of Ms. Bibliowicz’s performance in her dual capacities of Chairman and CEO. In addition, the Company’s governance structure is strengthened by virtue of each of its key committees consisting entirely of independent directors. These committees provide additional independent oversight of management.

Through the designation of a Lead Director and the Company’s overall governance structure, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company’s Chairman and CEO with the oversight and objectivity of the independent directors, and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify its leadership structure in the future if it deems it in the best interests of the Company to do so.

Role of Board of Directors in Risk Oversight

The full Board of Directors oversees significant risks to the Company relating to operations, finance, strategy and reputation. The Board of Directors reviews and approves the annual budget, changes to the Company’s capital structure, and corporate strategy, including significant or unusual acquisitions or dispositions. To help provide oversight over the Company’s strategic risks, the Board of Directors also holds at least one annual strategy meeting to review business and strategic plans for the Company. Additionally, the Board of Directors receives regular reports from members of senior management on areas of risk to the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. Each key committee of the Board of Directors is responsible for evaluating certain risks and overseeing the management of such risks and the entire Board of Directors is regularly informed through committee reports about such risks.

The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. The Audit Committee also oversees the Company’s internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s daily operations), and reviews the Company’s annual internal audit plan, which includes an annual risk assessment. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit department and the Company’s independent registered public accounting firm.

The Compensation Committee considers the relationship of the Company’s compensation policies and practices to risk and risk management. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. For a discussion of the Compensation Committee’s review of the Company’s compensation policies and practices as they relate to risk, including a consideration of risk-mitigating factors, see “—The Compensation Committee” and “Compensation Discussion and Analysis—Risk Assessment” below.

Finally, the Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance practices, succession planning, potential conflicts of interest and the organization, membership and structure of the Board of Directors.

Stockholder Communications

The Company has adopted a procedure by which stockholders or other interested persons may send communications directly to the Board of Directors, or to specified individual directors, including the Lead Director or the independent directors as a group, by writing to the Board of Directors or such individual directors in care of the Corporate Secretary, National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173. All communications that are not in the nature of advertising or promotions for a product or service will be promptly distributed by the Corporate Secretary to such individual directors or to all directors if addressed to the entire Board of Directors.

Stock Ownership and Retention Guidelines

The Company has adopted stock ownership and retention guidelines for its executive officers and directors to help ensure that they each maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. For information on the guidelines applicable to executive officers, see

“Compensation Discussion and Analysis—Key Elements of the Company’s Executive Compensation Program—Stock Ownership and Retention Guidelines” below. For information on the guidelines applicable to non-management directors, see “Director Compensation—Stock Ownership and Retention Guidelines” below. The Nominating and Corporate Governance Committee reviews adherence to the guidelines on an annual basis.

Prohibition against Hedging and Pledging Transactions

The Company has an insider trading policy, which among other things, prohibits directors, executives and certain other employees from engaging in short sales of NFP securities, holding NFP securities in margin accounts, pledging NFP securities and engaging in other hedging transactions involving NFP securities.

Succession Planning

The Nominating and Corporate Governance Committee, in consultation with the CEO, reviews the Company’s management succession plans on an annual basis to ensure that an effective succession process is in place and to discuss potential internal successors for both emergency and long-term executive succession. In 2011, the Nominating and Corporate Governance Committee and the Compensation Committee continued their engagement of an external consulting firm to provide assistance with the Company’s succession planning efforts, and to specifically (i) develop a comprehensive CEO succession planning process, (ii) identify and develop succession planning for other critical executive roles and (iii) develop organizational capabilities to enable the Company’s succession planning efforts to be intertwined with the Company’s ongoing business processes. The succession planning activities of the Nominating and Corporate Governance Committee and the Compensation Committee are discussed with the full Board of Directors and with the independent directors in executive session.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; and

•	to advise the Board of Directors with respect to board composition, procedures and committees and corporate governance principles applicable to the Company.

The Nominating and Corporate Governance Committee is composed of the following three directors: Mr. Mlekush (Chairman), Mr. Ainsberg and Mr. Griswell. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. In connection with such review and assessment, in December 2011, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, adopted an Amended and Restated Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s Web site at http://www.nfp.com/investor-relations. The Nominating and Corporate Governance Committee met seven times in 2011.

Selection and Nomination of Directors

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors through introductions from members of the Board of Directors, management, employees and other sources. The Nominating and Corporate Governance Committee may also retain a third-party search firm for assistance in identifying candidates, although the Nominating and Corporate Governance Committee did not utilize the services of such a firm in 2011 or thus far in 2012. Mr. Baird, who was elected as a director in October 2011, was recommended to the Nominating and Corporate Governance Committee for consideration by Mr. Griswell. Mr. Heinberg, a new nominee for the Board of Directors this year, was recommended to the Nominating and Corporate Governance Committee for consideration by Ms. Abramson.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Director Guidelines, the Company’s Corporate Governance Guidelines, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The primary criteria that the Nominating and Corporate Governance Committee considers are discussed on page 11. Although the Board of Directors has not established a formal policy regarding diversity in the nomination process, as noted above, diversity of viewpoints, backgrounds, experiences and other demographics is one of the criteria that NFP’s Director Guidelines require the Nominating and Corporate Governance Committee to consider in identifying and evaluating director nominees. The Nominating and Corporate Governance Committee believes that diversity in personal, educational and professional experiences, as well as diversity in characteristics and talent, benefit the Company by increasing the range of skills and perspectives of the Board of Directors and enhance its ability to manage and direct the affairs and business of the Company.

Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

In addition, prior to nominating any director for reelection, the Nominating and Corporate Governance Committee engages in a formal review process to evaluate the performance of such director and the suitability of such director remaining on the Board of Directors. As part of the review process, each of the Company’s directors completes an evaluation form for each other member of the Board of Directors. The results of the evaluations are discussed at meetings of the Nominating and Corporate Governance Committee and the Board of Directors.

Candidates Nominated by Stockholders

The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders, although no candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting. NFP’s Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2013 Annual Meeting may do so by delivering written notice, no earlier than December 24, 2012 and no later than January 23, 2013, of such nominees’ names to National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173, Attention: Secretary. Any stockholder of record or beneficial owner of Common Stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2013 Annual Meeting and at the time of the 2013 Annual Meeting and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.

The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the Common Stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the Common Stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2013 Annual Meeting to nominate the person named in the notice.

The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.

Majority Voting for Directors

The Company’s Amended and Restated By-Laws provide for majority voting in the election of directors. This means that, in uncontested elections, directors are elected by a majority of the votes cast. Consequently, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. In addition, NFP has adopted a policy whereby any incumbent director nominee who fails to receive a majority of votes cast “for” his or her election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

Corporate Governance Policies

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes and recommends changes to such policies to the Board of Directors for consideration. Copies of these corporate governance policies are available on the Company’s Web site at http://www.nfp.com/investor-relations.

The Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s internal control over financial reporting;

•	the Company’s independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of the following four directors: Dr. Elliott (Chairman), Ms. Abramson, Mr. Ainsberg and Mr. Baird. Each member of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Dr. Elliott and Mr. Ainsberg have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and are “audit committee financial experts” within the meaning of the rules of the SEC. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. In connection with such review and assessment, in December 2011, the Board of Directors, upon recommendation of the Audit Committee, adopted an Amended and Restated Audit Committee Charter. A copy of the Audit Committee Charter is available on the Company’s Web site at http://www.nfp.com/investor-relations. The Audit Committee met six times in 2011.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which, among other things, set forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s Web site at http://www.nfp.com/investor-relations.

Audit Committee Report

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2011 and met with both management and the Company’s independent registered public accounting firm to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee received from, and discussed with, the independent accountants their written disclosure and letter regarding their independence from the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the external auditors any matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

John A. Elliott (Chairman)

Stephanie W. Abramson

Arthur S. Ainsberg

Patrick S. Baird

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and

•	to evaluate the performance and approve the compensation of the Company’s executive officers.

The Compensation Committee is composed of the following three directors: Mr. Griswell (Chairman), Ms. Abramson and Mr. Mlekush. Each member of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE, an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. In connection with such review and assessment, in December 2011, the Board of Directors, upon recommendation of the Compensation Committee, adopted an Amended and Restated Compensation Committee Charter. A copy of the Compensation Committee Charter is available on the Company’s Web site at http://www.nfp.com/investor-relations. The Compensation Committee met seven times in 2011.

The Compensation Committee administers NFP’s plans pursuant to which equity compensation awards have been granted, including the Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Pre-IPO Stock Incentive Plans”) and the 2009 Stock Incentive Plan (the “2009 SIP,” and together with the Pre-IPO Stock Incentive Plans, the “Stock Incentive Plans”). The Compensation Committee also administers the 2009 Management Incentive Plan pursuant to which performance-based compensation, including the annual bonus and long-term equity incentive awards, to certain senior executives of the Company is determined.

The Compensation Committee determines the compensation of the Company’s executive officers, including the Named Executive Officers. The Compensation Committee considers the recommendations of the CEO in determining executive officer compensation (except with regard to the CEO) and establishing the Company’s compensation plans and programs. However, the Compensation Committee exercises its full discretion in making the ultimate determinations on these matters, including modifying any recommendations presented by the CEO.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors or consultants as it deems necessary to assist in the fulfillment of its responsibilities. Prior to August 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide compensation consulting services to the Compensation Committee, including periodic reviews of the Company’s executive compensation program and assistance in determining the various forms and amounts of compensation to award to executive officers. From August 2011 through November 2011, the Compensation Committee undertook a formal process of reviewing its independent compensation consultant engagement, and, in December 2011, selected Pay Governance LLC (“Pay Governance”) as its new independent compensation consulting firm. Since its engagement, Pay Governance has provided advice to the Compensation Committee on the Company’s executive compensation program, and will be responsible for continued review of the Company’s executive compensation program and assistance in determining the various forms and amounts of compensation to award to executive officers. Neither consulting firm has or had any economic relationships with NFP other than the services it provides or provided to the Compensation Committee, and the applicable consulting firm’s role is or was strictly limited to providing advice and guidance on the Company’s compensation programs to the Company’s Compensation Committee. Under the direction of and at the request of the Chairman of the Compensation Committee, Pay Governance interacts with management as appropriate to obtain information and data necessary for its work on behalf of the Compensation Committee. Representatives of Pay Governance attend meetings of the Compensation Committee at the invitation of the Chairman of the Compensation Committee.

The Compensation Committee also has authority under its charter to retain independent counsel with respect to matters within its scope of responsibilities as it deems necessary. Since 2003, the Compensation Committee has routinely retained independent legal counsel to provide advice on compensation matters and perform other duties as the Compensation Committee may request from time to time, including reviewing and preparing documents relating to the Compensation Committee’s work, and participating in negotiations on the Compensation Committee’s behalf. The Compensation Committee’s counsel is not one of the legal advisors utilized by the Company’s management.

The Chairman of the Compensation Committee determines the agendas for its meetings with the assistance of the CEO. Compensation Committee meetings are regularly attended by the CEO, the CFO, the Company’s Chief Operating Officer (“COO”), the Company’s General Counsel and the Company’s Director of Human Resources, although one or more of these officers are excused from time to time depending on the subject of the Compensation Committee’s deliberations. The Compensation Committee also regularly meets in executive session in the absence of the Company’s officers. The Compensation Committee’s Chairman provides a report to the Board of Directors of the matters discussed and the actions taken at Compensation Committee meetings. The Company’s Office of the General Counsel and the Company’s Human Resources Department support the Compensation Committee in its duties and, along with certain committees comprised solely of the Company’s management, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. These management committees include (i) the Investment Committee, which reviews the investment offerings for the Company’s 401(k) defined contribution plan (the “401(k) Plan”) and the Company’s Amended and Restated Deferred Compensation Plan for Employees of NFP, NFPSI and NFPISI (the “Deferred Compensation Plan”), (ii) the Fiduciary Committee, which administers the 401(k) Plan, (iii) the Equity Plan Committee, which approves individual equity awards below an annual maximum to non-executive employees and contractors, (iv) the Human Resources Committee, which administers the Company’s Severance Plan, the Deferred Compensation Plan, the Company’s Employee Stock Purchase Plan (the “ESPP”) and certain other employee benefits plans and (v) the Employee Benefits Appeals Committee, which, among other things, evaluates appeals with respect to certain of the Company’s benefits plans.

The Company’s Chief Compliance Officer and the Company’s Director of Human Resources have evaluated, and reviewed with the Compensation Committee, the design of and controls in the Company’s compensation policies and practices for all Company employees to determine whether they encourage unnecessary and excessive risk-taking. During this evaluation, the Company’s management and the Compensation Committee considered both the existence of sufficient internal controls within the Company designed to prevent manipulation that could impact compensation decisions and the existence of controls described in the “Compensation Discussion and Analysis” below that also apply to employees of the Company who are not executive officers. Based on the analysis conducted by the Company’s management and reviewed by the Compensation Committee, the Company does not believe that its compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company and the Company does not believe that its compensation policies and practices encourage unnecessary and excessive risk-taking. The Compensation Committee subsequently informed the Board of Directors of the process and outcome described above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information about the fiscal year 2011 compensation program for the Company’s Named Executive Officers, who are the following:

•	Jessica M. Bibliowicz, President and CEO;

•	Donna J. Blank, EVP and CFO;

•	Douglas W. Hammond, EVP and COO;

•	Michael N. Goldman, EVP, Merger & Acquisitions; and

•	Stancil E. Barton, EVP and General Counsel.

The Company’s goal for its executive compensation program is to attract and retain an effective and innovative team of executives and motivate them to lead the Company’s success in dynamic and competitive markets and create sustainable value for stockholders over time.

The compensation of the Company’s Named Executive Officers consists of three key components: base salary; annual performance-based cash bonus; and an annual performance-based long-term equity incentive award. The annual performance-based cash bonus provides incentives for executives to achieve the Company’s annual financial and strategic goals. Long-term equity awards provide incentives for executives to focus on long-term value creation for stockholders and encourage retention of executives, since the ultimate value of the award to the executive depends on both the value of the Common Stock on the vesting date and the executive’s continued employment.

Pay-for-Performance

The key components of the Company’s executive compensation program are based on the principle of “pay for performance.” Like many companies, the Company uses a combination of fixed and variable compensation programs to reward and incentivize strong performance, and to align the interests of the Company’s executives with the interests of its stockholders. While the Compensation Committee believes that financial performance should be the most significant driver of compensation, other non-financial factors that drive long-term value for stockholders are also taken into account by the Compensation Committee, including progress on strategic initiatives.

Ultimately, the amount of variable compensation awarded to the Named Executive Officers is determined based on the performance of the Company, taking into account the affordability of the compensation awards and fairness to both the executive and stockholders.

Fiscal Year 2011 Performance

In 2011, the Company’s Adjusted EBITDA significantly increased over the prior year. In addition, organic revenue grew in two of the Company’s three business segments and consolidated Adjusted EBITDA margins improved with respect to 2010. In determining fiscal 2011 compensation, the Compensation Committee considered the following areas of achievement:

•	Adjusted EBITDA: The Company’s 2011 Adjusted EBITDA was $126.4 million, an 8.2% increase over 2010;

•	Revenues: The Company’s 2011 revenues were $1,013.4 million, a 3.2% increase over 2010;

•	Organic Revenues: The Company’s 2010 organic revenues increased by 2.3% over 2010;

•	Margin Improvement: The Company’s consolidated Adjusted EBITDA margins increased to 12.5% in 2011 from 11.9% in 2010;

•	Total Shareholder Return: The Company’s 1-year and 3-year total shareholder returns for the period ended December 31, 2011 were 0.9% and 344.7% respectively;

•	Operating Cash Flow: The Company continued to generate strong operating cash flow, with cash flow from operations at approximately $116 million, exceeding $100 million for the third consecutive year;

•

Continued Financial Stability: The Company maintained significant liquidity during 2011 and remained comfortably within its debt covenants. The Company’s credit facility was amended in the first half of the year to facilitate the implementation of a balanced capital allocation plan;

•

Strategic Initiatives: During 2011, the Company executed on a capital allocation plan that balanced strategic acquisitions and sub-acquisitions to further strengthen existing businesses with a $50 million stock repurchase program;

•

Acquisitions: During 2011, the Company completed the acquisition and integration of one of its largest acquisitions to date, a property & casualty brokerage business in Arizona. This acquisition is expected to significantly enhance the Company’s presence in the property & casualty market. The Company also completed the acquisition of a California-based provider of benefits, financial planning and insurance services in order to advance its goal of growing the Company’s scale and value proposition in corporate benefits;

•

Industry Recognition: Most recently, the Company was ranked as the eighth Top Global Insurance Broker by Best’s Review; operated the fourth largest Executive Benefits Provider of nonqualified deferred compensation plans administered for recordkeeping clients as ranked by PlanSponsor; operated a top ten Independent Broker Dealer as ranked by Financial Planning and Financial Advisor; had three advisors ranked in Barron’s Top 100 Independent Financial Advisors; and is considered a leading independent life insurance distributor according to many top tier carriers.

In addition to the above mentioned factors, in determining total compensation for 2011, the Compensation Committee considered the individual performance of the Named Executive Officers as well as the economic and business conditions in which the Company operated during 2011. The Compensation Committee concluded that under the leadership of the Named Executive Officers, the Company achieved positive results including a substantial increase in Adjusted EBITDA; sustained strong operating cash flow; continued growth in revenues and margins; and execution of strategic acquisitions that are expected to further enhance the Company’s leadership position in its key markets. As a result, the Compensation Committee determined that the variable component of pay levels for the Named Executive Officers in 2011 should be higher than 2010 variable pay levels. As noted below, the Named Executive Officers’ variable pay for 2011 was, in the aggregate, approximately 15% higher than for 2010.

Evolving Executive Compensation Structure and Best Practices

Under the Compensation Committee’s leadership, the Company has made several changes to its executive compensation program in recent years to further align the Company’s executive compensation structure with the interests of the Company’s stockholders and emerging executive compensation best practices. These changes include the following:

•	Adoption of a Compensation Recoupment Policy (the “Clawback Policy”) to recover executive incentive compensation awards that are based on erroneous financial information or performance metrics;

•

The Compensation Committee elected not to renew the current term of the Company’s change in control severance plan. The Compensation Committee worked throughout 2011 on a replacement plan that more closely aligns with current compensation practices and trends, and adopted a replacement change in control severance plan early in 2012. The replacement change in control severance plan is a “double-trigger” plan that provides no tax gross-ups;

•

At the Compensation Committee’s request, Ms. Bibliowicz agreed to waive accelerated vesting upon certain termination events and change in control of the Company under her employment agreement with respect to RSU awards made in 2010 and thereafter;

•	Amendment of insider trading policy to prohibit executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities;

•	Adoption of more robust stock ownership guidelines for the Company’s executives and directors;

•	Elimination of perquisites for executives with the exception of reimbursement for spousal travel on certain business trips; and

•	Elimination of enhanced health and welfare benefits for executives. Executives now have the same health and welfare benefits as the Company’s other salaried employees.

Say on Pay Feedback from Stockholders

As required by Section 14A of the Exchange Act, the Company provided stockholders with an advisory vote on its executive compensation program (“Say-on-Pay”) at its annual meeting of stockholders held on June 8, 2011 (“2011 Annual Meeting”). The Company’s Say-on-Pay proposal received substantial majority support from stockholders (over 86% “For” votes). The Compensation Committee believes the vote outcome affirms stockholders’ support of the Company’s approach to executive compensation, and the reasonableness of the Company’s executive compensation pay program and practices. The Compensation Committee considered the vote outcome, and given the significant approval level, did not change its approach in determining executive compensation for the 2011 fiscal year, although, as noted above, the Company has made various changes to its executive compensation program and will continue to monitor executive compensation practices to ensure that the Company’s executive compensation program is properly aligned with emerging best practices. The Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes as one factor, in conjunction with others, when making future executive compensation decisions. In addition, at the 2011 Annual Meeting, a majority of the Company’s stockholders supported an annual Say-on-Pay vote, and, in response, the Compensation Committee determined to hold a Say-on-Pay vote on an annual basis.

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate the Company’s executive officers, including the Named Executive Officers, who are critical to the Company’s long-term success and the creation of long-term stockholder value, and provide significant opportunity to reward superior individual and Company performance. Accordingly, the Company’s executive compensation program is designed to:

•	link rewards to achievement of the Company’s business objectives and financial performance;

•	provide rewards for superior individual performance and contributions to the achievement of such objectives;

•	align the financial interests of the Company’s executives with those of its shareholders through stock-based incentives and stockownership requirements;

•

provide an appropriate mix of fixed and variable compensation that balances short-term performance with long-term performance and discourages executives from taking unnecessary and excessive risks; and

•	encourage executive retention.

In support of the above objectives, the Compensation Committee continuously reviews the design of the various components of the Company’s executive compensation program and evaluates emerging best practices and trends in compensation design to ensure that the program supports the Company’s short- and long-term strategic and financial goals and appropriately balances risk in the overall business strategy against potential reward to executives.

Role of Chief Executive Officer

The CEO evaluated, with the Compensation Committee, the performance and contributions of the executive officers other than herself, and made compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee can exercise discretion in modifying compensation recommendations related to executive officers that are made by the CEO. The amount and form of compensation for the Named Executive Officers for 2011 were determined by the Compensation Committee in its sole discretion.

Role of Independent Compensation Consultant

The Compensation Committee retained the services of two independent compensation consultant firms during 2011: FW Cook and Pay Governance. Neither firm provides any other services to the Company. FW Cook and Pay Governance each provided assistance to the Compensation Committee on the structure of the Company’s executive compensation program, and provided information regarding evolving compensation trends and best practices. FW Cook advised the Compensation Committee on the adoption of the Clawback Policy, and both FW Cook and Pay Governance advised the Compensation Committee on the adoption of the replacement change in control plan (the 2012 Change in Control Severance Plan), each as described below. In addition, in late 2011 and early 2012, Pay Governance assisted the Compensation Committee in evaluating the compensation of executive officers for the 2011 fiscal year.

Use of Independent Counsel

The Compensation Committee retained independent legal counsel for 2011 with respect to certain matters within its scope of responsibilities. The Compensation Committee’s independent counsel advised on legal matters that came before the Compensation Committee, including the Clawback Policy; and the replacement change in control severance plan.

Pay Levels

The Company does not target any particular percentile or comparative level of total compensation (or any of the key elements of total compensation) for any Named Executive Officer. Pay levels for the Named Executive Officers, however, are determined by weighing multiple criteria, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, and the performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

The Compensation Committee did not engage in formal benchmarking in establishing the compensation of the Named Executive Officers in 2011. The Company has not relied on formal benchmarking to drive executive compensation decisions most notably because (i) the Company has limited direct industry peers and (ii) compensation benchmarking does not take into account the specific performance of the Named Executive Officers, or the performance of the Company; nor does it reflect considerations of internal equity or affordability, and, therefore, can result in compensation that is unrelated to the value delivered by the Named Executive Officers. Although the Compensation Committee did not engage in formal benchmarking in determining 2011 pay levels, it considered broad market trends with respect to individual pay components and total pay levels.

The Compensation Committee made compensation decisions for 2011 based on an annual review of financial performance, and overall cost structure in relation to financial performance to ensure a balanced outcome that is affordable to the Company and fair to both executives and stockholders. In setting pay levels, the Compensation Committee took into account the particular achievements of the Company noted above and the specific achievements of the Named Executive Officers discussed below. Besides performance and affordability, the Compensation Committee also considered internal pay equity among the Company’s leadership team. The Company’s leadership is provided by a team comprised of the CEO, CFO and COO, who share responsibilities for strategic planning and decision-making. Accordingly, there is relative parity in the compensation provided to these executives.

Key Elements of the Company’s Executive Compensation Program

The key elements of the Company’s executive compensation program consist of the following:

•	base salary; and

•	annual performance-based compensation that is paid out in the form of a cash bonus and a long-term equity incentive award.

While the Company does not use a pre-established policy or target for the allocation among these three elements for any Named Executive Officer, the Compensation Committee believes that performance-based bonuses and long-term equity awards are the most effective way to attract and retain executive officers as well as align their financial interests with those of the Company’s stockholders, and therefore, each Named Executive Officer’s total compensation is more heavily weighted towards incentive compensation, which comprises both cash and equity. For 2011, at least 60% of total compensation paid or awarded to each Named Executive Officer consisted of performance-based cash bonus and long-term equity incentives paid or awarded in February 2012 for fiscal 2011 performance.

Base Salary

The Named Executive Officers receive a base salary that is reviewed by the Compensation Committee annually as part of the executive officer performance review process. The objective of base salary is to provide a baseline compensation level that delivers current cash income to the Named Executive Officers and reflects his or her job responsibilities, experience and value to the Company. The Company believes that base salaries are not as significant as performance-based bonuses and long-term equity incentive awards in meeting the Company’s compensation objectives. The Company does not target any particular percentile or comparative level of base salary compensation for any Named Executive Officer.

Ms. Bibliowicz’s 2011 base salary was the same as in 2010 and was determined pursuant to the terms of her employment agreement, which was in effect throughout 2011. Ms. Bibliowicz’s employment agreement is described in more detail on page 44. The 2011 base salaries for Ms. Blank and Messrs. Hammond, Goldman and Barton were the same as in 2010.

Performance-based Compensation

The Compensation Committee uses performance-based compensation to provide a direct financial incentive to the Company’s Named Executive Officers that is aligned with the achievement of the Company’s business objectives and financial performance; and is designed to reward the Named Executive Officers for individual performance and contributions to the achievement of the Company’s business objectives.

Performance-based compensation is determined under the Company’s Management Incentive Plan (the “MIP”). Under the MIP, a portion of each Named Executive Officer’s variable incentive award in respect of a fiscal year is paid out immediately, in the form of a short-term cash bonus, and the remainder is awarded to the applicable Named Executive Officer in the form of RSUs that generally pay out over a three-year vesting period, as described in more detail below. Consistent with the terms of the MIP as approved by the Company’s stockholders in June 2009, the maximum annual performance-based compensation to be paid to each of the Company’s Named Executive Officers, as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such compensation, are determined by the Compensation Committee on an annual basis.

In March 2011, the Compensation Committee established a formula to determine maximum variable incentive awards for the Named Executive Officers for 2011. Following the close of the fiscal year, the Compensation Committee determined the maximum awards payable under this formula based on Company performance in 2011, and through the exercise of negative discretion (as described below) in which the maximums were reduced to amounts the Compensation Committee determined to be appropriate, allocated the resulting amount into (i) a performance-based bonus that was delivered in the form of cash and (ii) a performance-based long-term equity incentive award that was delivered in the form of RSUs.

The formula used by the Compensation Committee for determining maximum awards under the MIP in 2011 was based on the Company’s Adjusted EBITDA. Adjusted EBITDA is defined as net income excluding income tax expense, interest income, interest expense, gain on early extinguishment of debt, other, net, amortization of intangibles, depreciation, impairment of goodwill and intangible assets, (gain) loss on sale of businesses, net, the accelerated vesting of certain RSUs, any change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of operations and the expense related to management contract buyouts. For 2011, the Compensation Committee determined that performance-based compensation would be awarded to the Named Executive Officers so long as the Company generated Adjusted EBITDA.

The Compensation Committee chose Adjusted EBITDA as the performance metric for variable incentive purposes under the MIP because it believes that Adjusted EBITDA is a meaningful indicator of the Company’s performance and profitability and is an important metric upon which the Company is measured by the investment community. Adjusted EBITDA reflects the underlying performance and profitability of the Company’s business by excluding items that do not have a current cash impact and are therefore not reflective of the Company’s current operating performance. Additionally, Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. The Company uses Adjusted EBITDA as a measure of operating performance (on an individual business line, segment, and consolidated basis); for planning purposes, including the preparation of budgets and forecasts; as the basis for allocating resources to enhance the performance of the Company’s businesses; to evaluate the effectiveness of its business strategies; as a factor in shaping the Company’s acquisition activity; and as a factor in determining incentive compensation to employees. The Company believes that the use of Adjusted EBITDA provides an additional meaningful method of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP metrics.

The Company’s Adjusted EBITDA for 2011 was $126.4 million. The maximum annual performance-based compensation that the Compensation Committee could have awarded to each Named Executive Officer ranged from 2.40% to 1.20% of the Company’s 2011 Adjusted EBITDA up to a maximum award of $5 million and is set forth in the table below. While the maximum awards were determined pursuant to the formula established by the Compensation Committee, for 2011, the maximum awards set forth below were not an expectation of the actual awards that would be paid to the executive officers.

2011 Maximum Performance-based Compensation

Name	Maximum Percentage of Adjusted EBITDA	Maximum Performance-based Compensation
Jessica M. Bibliowicz	2.40%	$3,033,600
Donna J. Blank	1.60%	2,022,400
Douglas W. Hammond	1.60%	2,022,400
Michael N. Goldman	1.20%	1,516,800
Stancil E. Barton	1.20%	1,516,800

Total	8.00%	$10,112,000

As noted above, the Compensation Committee exercised its discretion to pay actual performance-based awards that are less than the maximum awards that the Named Executive Officers were eligible to receive. The maximum awards that each Named Executive Officer was eligible to receive is intended as a ceiling on the compensation range for awards under the MIP that an executive officer may be paid while maintaining the tax deductibility of the awards as performance-based compensation under Section 162(m) of the Code.

The Compensation Committee exercised negative discretion in determining the actual awards to be paid taking into consideration its own assessment of reasonable and appropriate compensation for each Named Executive Officer. The Compensation Committee did not utilize a mathematical formula in exercising its negative discretion, but rather, applied its business judgment and considered multiple quantitative and qualitative criteria, including:

•	the overall financial performance of the Company and its key business segments in 2011;

•	progress made on the Company’s strategic initiatives;

•	quality of the Company’s earnings;

•	the Company’s total shareholder return for 2011;

•	the effective management of risk;

•	the individual performance, experience and responsibilities of the applicable executive officer and the contributions of the executive officer to the Company’s overall success; and

•

the historical compensation levels (cash and equity) of the executive officer during his or her tenure at the Company and the relative compensation levels and internal pay equity among the executive officer’s peers at the Company.

In addition to the factors listed above, the Compensation Committee considered the economic and business conditions in which the Company operated during 2011. The Compensation Committee did not assign any relative weighting to the factors listed above but rather considered the performance of the Company as a whole; the performance of its key business segments; the performance of each one of the Named Executive Officers during 2011; and the cost of the incentive awards in relation to the Company’s overall financial performance to ensure affordability. Summarized below are the principal accomplishments of each of the Named Executive Officers for 2011 that were considered by the Compensation Committee in making its determinations regarding payout levels for 2011 MIP awards.

Ms. Bibliowicz: In 2011, under Ms. Bibliowicz’s leadership, the Company’s Adjusted EBITDA for 2011 increased 8.2% when compared to the prior year, and the Company’s 2011 revenues grew 3.2% over 2010 driven by organic growth and acquisitions. The Company executed on a balanced capital allocation strategy in which capital was allocated to (i) acquisitions and certain investments to enhance the Company’s leadership position in its core markets and (ii) a share repurchase program to provide direct capital return to stockholders. The Compensation Committee approved payment of $1,325,000 in performance-based compensation to Ms. Bibliowicz, approximately 12% higher than her performance-based pay for 2010.

Ms. Blank: In 2011, under Ms. Blank’s direction, the Company maintained significant liquidity and remained comfortably within its debt covenants. The Company’s credit facility was amended in the first half of the year to facilitate the initiation of a share repurchase program, an integral component of the Company’s balanced capital allocation strategy. In addition, under her direction the Company’s Information Technology Department continued implementation of enhanced processing and reporting systems for the Company. The Compensation Committee approved payment of $1,280,000 in performance-based compensation to Ms. Blank, approximately 10% higher than her performance-based pay for 2010.

Mr. Hammond: In 2011, in order to strengthen the Company’s existing businesses, Mr. Hammond led the development and execution of the Company’s consolidation strategy to (i) align existing businesses in order to realize synergies, reduce operating costs and increase capacity for growth and (ii) dispose of underperforming assets. Mr. Hammond also led company-wide efforts focused on organic growth. Under Mr. Hammond’s leadership, the Company’s organic revenues for 2011 increased by 2.3% over 2010, and during 2011, the business segments under Mr. Hammond’s responsibility generated improved margins on a consolidated basis. The Compensation Committee approved payment of $1,260,000 in performance-based pay to Mr. Hammond, approximately 14.5% higher than his performance-based pay for 2010.

Mr. Goldman: In 2011, as part of its balanced capital allocation strategy, the Company allocated capital and resources to pursue strategic acquisitions. Mr. Goldman led key strategic initiatives designed to enhance the Company’s financial performance through M&A activities. These initiatives included: the acquisition of a significant property & casualty organization; the acquisition of a California-based benefits provider to enhance regional build-out capabilities; sub-acquisitions to strengthen existing businesses; the consolidation and financial restructuring of existing businesses to enhance efficiencies and alignment; and the disposition of certain underperforming businesses. Mr. Goldman’s role was essential to the achievement of the Company’s strategic and financial objectives in 2011. As a result, the Compensation Committee approved payment of $1,020,000 in performance-based compensation to Mr. Goldman, approximately 28% higher than his performance-based pay for 2010.

Mr. Barton: In 2011, under Mr. Barton’s leadership, the legal and compliance department effectively managed legal, regulatory and compliance matters to protect the Company’s interests, support brokerage operations, and effect the Company’s balanced capital allocation strategy. Mr. Barton also managed complex litigation and provided valuable legal and compliance advice on all strategic matters involving the financial restructuring of the Company’s existing businesses and dispositions of certain underperforming businesses. The Compensation Committee approved payment of $535,000 in performance-based pay to Mr. Barton, approximately 19% higher than his performance-based pay for 2010 which reflected his increasing responsibilities and the strategic importance of his role.

The performance-based pay for each Named Executive Officer was allocated into two parts, a cash bonus payable on an immediate basis and a long-term equity award in the form of RSUs that vest and become payable based on continued service over a three-year period, as discussed in detail below. The following table illustrates the actual amounts paid or awarded to each Named Executive Officer under the MIP for performance during the 2011 fiscal year, broken down into the component parts.

2011 Actual Performance-based Compensation

Name	2011 Performance-based Cash Bonus	2011 Performance-based Long-Term Equity Incentive Award		2011 Aggregate Actual Performance-based Compensation
		Dollar Value of RSUs Awarded(1)	Number of RSUs Awarded(2)
Jessica M. Bibliowicz	$525,000	$800,000	50,929	$1,325,000
Donna J. Blank	750,000	530,000	33,741	1,280,000
Douglas W. Hammond	650,000	610,000	38,834	1,260,000
Michael N. Goldman	600,000	420,000	26,738	1,020,000
Stancil E. Barton	335,000	200,000	12,732	535,000

Total	$2,860,000	$2,560,000	162,974	$5,420,000

(1)	Reflects the dollar value of the RSU award approved by the Compensation Committee, which is then converted into a number of RSUs in accordance with the formula described in footnote (2) below. The grant date fair value of the RSU award made to each of Ms. Bibliowicz, Ms. Blank, Mr. Hammond, Mr. Goldman and Mr. Barton was: $831,671, $550,991, $634,159, $436,632 and $207,914 respectively, and equals the number of RSUs granted to each executive multiplied by the closing price of the Common Stock on the date of grant, February 16, 2012 ($16.33). Pursuant to SEC rules, the grant date fair value of these RSUs is not reflected in the Summary Compensation Table on page 40 or in the 2011 Grants of Plan-Based Awards Table on page 41 since the actual grant date of these RSUs was in 2012 as opposed to 2011. Accordingly, the grant date fair value of these awards will be disclosed in the Grants of Plan-Based Award Table in the Company’s 2013 proxy statement.
(2)	In accordance with the Company’s past practices, the number of RSUs awarded was determined using the Company’s Grant Price Formula, defined below. The Grant Price Formula divides the dollar value of the award made by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the grant date ($15.71).

The following table illustrates the actual amounts awarded to each Named Executive Officer under the MIP for performance during the 2010 fiscal year compared to the actual amounts awarded for performance during the 2011 fiscal year.

2010 vs. 2011 Actual Performance-based Compensation

	2010 Performance- based Compensation			2011 Performance- based Compensation			Change from 2010 to 2011
Name	Cash Bonus	Long-Term Equity Award – Dollar Value	Aggregate Performance- based Compensation	Cash Bonus	Long-Term Equity Award – Dollar Value	Aggregate Performance- based Compensation
Jessica M. Bibliowicz	$440,000	$745,000	$1,185,000	525,000	800,000	$1,325,000	+11.8%
Donna J. Blank	665,000	500,000	1,165,000	750,000	530,000	1,280,000	+9.9%
Douglas W. Hammond	530,000	570,000	1,100,000	650,000	610,000	1,260,000	+14.5%
Michael N. Goldman	470,000	325,000	795,000	600,000	420,000	1,020,000	+28.3%
Stancil E. Barton	280,000	170,000	450,000	335,000	200,000	535,000	+18.9%

Total	$2,385,000	$2,310,000	$4,695,000	$2,860,000	$2,560,000	$5,420,000	+15.4%

Performance-based Cash Bonus

As noted above, the Compensation Committee paid a portion of each Named Executive Officer’s actual performance-based compensation under the MIP as a short-term cash bonus, and exercised its negative discretion in determining the actual cash bonus awards to be paid. The primary tool used by the Compensation Committee in the application of its negative discretion was the cash bonus pool formula established by the Compensation Committee for the 2011 performance of the Company’s corporate employees, including the Named Executive Officers. The cash bonus pool was funded based on a formula linked to the Company’s Adjusted EBITDA performance in 2011. At the beginning of 2011, the Compensation Committee established the minimum level of Adjusted EBITDA performance required to fund the cash bonus pool, and a maximum level of funding of the bonus pool based on the Company’s Adjusted EBITDA performance. However, the Compensation Committee retained the discretion to reduce the bonus pool below the level at which the formula funded it. As a result of the application of the bonus pool formula and the Compensation Committee’s exercise of its negative discretion, the aggregate bonus pool for corporate employees for cash bonuses for 2011 performance was $12.08 million.

The Compensation Committee determined the portion of the cash bonus pool to be allocated to each Named Executive Officer in its sole discretion. After consideration of the factors discussed above on page 31, and the historical levels of the cash bonus pool allocated to Named Executive Officers with respect to the aggregate cash bonus pool for corporate employees, the Compensation Committee determined to allocate approximately 24% of the aggregate cash bonus pool to the Named Executive Officers, a two percentage point increase from 2010. The 2011 individual performance-based bonus increased by between 13% and 28% compared to 2010 levels for each Named Executive Officer. The total aggregate cash bonuses paid to the Named Executive Officers for the 2011 performance period was $2,860,000, a 20% increase from 2010.

Performance-based Long-Term Equity Incentive Award

As noted earlier and illustrated in the table above, the Compensation Committee also paid a portion of the Named Executive Officers’ actual performance-based compensation under the MIP as long-term equity incentive awards in the form of RSUs. These RSUs were granted in February 2012 under the terms of the 2009 SIP. The 2011 performance-based long-term equity incentive award for Ms. Bibliowicz increased in value by approximately 7% compared to 2010. Mr. Hammond’s performance-based long-term equity incentive increased by approximately 6% and, Ms. Blank’s 2010 performance-based long-term equity incentive increased by approximately 7% compared to 2010 levels. The 2011 performance-based long-term equity incentive for Messrs. Goldman and Barton increased by approximately 29% and 18%, respectively, based on the Compensation Committee’s assessment of their performance and level of responsibilities.

The Compensation Committee believes that the Company’s stockholders are well-served by the award to the Named Executive Officers of stock-based compensation that vests over a three-year period. These awards encourage a focus on long-term value creation associated with the ongoing exposure to changes in the value of the stock and retention of executive officer talent. By having a significant portion of the Named Executive Officers’ compensation payable in the form of RSUs, these executives are motivated to align their interests with the interests of the Company’s stockholders since an increase in the value of NFP stock over the long-term will increase the value of the RSUs as well. The Compensation Committee also concluded that it is imperative to retain key executives who are critical to the Company’s success.

In determining the value of individual RSU awards to each Named Executive Officer, the Compensation Committee considered the total performance-based pay that it wanted to award to the Named Executive Officer and the portion that had already been awarded through the cash bonus, historical performance-based long-term equity awards to the executive and the availability of awardable shares under the 2009 SIP.

Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control of the Company, the RSUs granted to the Named Executive Officers as a long-term equity incentive award vest in three equal annual installments, subject to the Named Executive Officer’s continued service through each applicable vesting date. The RSUs also entitle the holder to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). Dividend equivalents are subject to the same terms and conditions (including vesting, forfeiture and payment) that apply to the RSUs on which they are earned.

Timing and Pricing of Equity Grants

The RSUs granted pursuant to the MIP are performance-based compensation designed to reward the Named Executive Officers, in part, for the Company’s annual financial performance and achievement of the Company’s annual business objectives. As a result, these RSUs are granted on or about February 16th of each year after the Compensation Committee has had an opportunity to assess the Company’s financial performance and achievement of business objectives for the prior fiscal year.

For RSUs other than those described above, equity awards are generally granted so as to be effective on the first day of any fiscal quarter, though the Compensation Committee has the discretion to grant an equity award effective as of the first day of any month. Thus, depending on the actual date of the Compensation Committee meeting, there is a possibility that the approval date and the grant date of RSU awards may differ by one or more days. In order to ease the administrative burden on the Company relating to the granting and vesting of RSU awards, the Compensation Committee uses best efforts to ensure that one of the Company’s standard equity grant dates is used for awards to employees and directors. Thus, if a Compensation Committee meeting occurs prior to one of the Company’s standard equity grant dates, the Compensation Committee may approve the award on the actual day of the meeting but resolve that the award be granted in the future on one of the Company’s standard equity grant dates. In 2011, the approval date and grant date were the same for all RSU awards made to the Named Executive Officers.

Regardless of the approval date, the number of RSUs awarded to employees and directors is determined by using the Company’s standard formula (the “Grant Price Formula”). Under the Grant Price Formula, the number of RSUs awarded to an award recipient is determined by dividing the dollar value of the award granted by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the date of grant. The Company uses the Grant Price Formula as opposed to the closing stock price on the date of grant to reduce the impact of short-term stock price fluctuations on the size of equity award grants.

Other Compensation

The Company provides healthcare, dental, life, and accidental death and dismemberment insurance and short-term and long-term disability insurance to the Named Executive Officers on the same basis as such benefits are generally provided to the Company’s corporate employees.

Retirement Plans

The Named Executive Officers are eligible to participate in the 401(k) Plan established for all employees. Employees may elect to contribute between 1% and 100% of their compensation, up to the annual maximum under the Code, which was $16,500 for 2011. Employees age 50 or older may elect to contribute an additional catch-up contribution of up to $5,500 in 2011. In any plan year, the Company will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the 401(k) Plan, up to a maximum matching contribution of $7,350. All Named Executive Officers participated in the 401(k) Plan during 2011 and received matching contributions. Please see “Compensation Tables and Other Information—Summary Compensation—Summary Compensation Table” below for further information regarding these benefits.

Deferred Compensation Plans

As a means of offering a tax-deferred vehicle for short-term and long-term personal and retirement savings to eligible employees, the Board of Directors adopted the Company’s Deferred Compensation Plan, which became effective on January 1, 2008. This plan is described more fully on page 43. As a cost-saving measure, the Compensation Committee elected not to offer a matching contribution for compensation deferrals relating to the 2011 plan year (i.e., base salary paid in 2011 and incentive compensation paid in February 2012 but earned for the 2011 fiscal year). None of the Named Executive Officers elected to participate in the Deferred Compensation Plan with respect to compensation relating to the 2011 plan year. However, each of the Named Executive Officers, other than Ms. Blank, has previously participated in the Deferred Compensation Plan.

Perquisites

The Company provides limited perquisites to its employees, and, with the exception of reimbursement for spousal travel on certain business trips, the perquisites provided to the Named Executive Officers are the same as those generally offered to the Company’s employees. As a result, the associated value of the perquisites provided to the Named Executive Officers is immaterial, and was below $10,000.

Stock Ownership and Retention Guidelines

Until recently, members of the Company’s Executive Management Committee were required to own at least $100,000 in Common Stock by January 1, 2013. In December 2010, upon the recommendation of the Compensation Committee, the Board of Directors adopted more rigorous executive stock ownership and retention guidelines to reinforce the importance of aligning the interests of the Company’s executive officers with those of stockholders. The executive stock ownership and retention guidelines are incorporated into the Company’s Corporate Governance Guidelines and apply to each member of the Executive Management Committee. The stock ownership requirement was revised to a multiple of each officer’s base salary as follows:

Officer	Stock Ownership Guideline
Jessica M. Bibliowicz	3x base salary
Donna J. Blank	2x base salary
Douglas W. Hammond	2x base salary
Michael N. Goldman	1x base salary
Stancil E. Barton	1x base salary

Until the stock ownership guideline is reached, the executive officer must retain 75% of the after-tax shares acquired through the exercise of options or the vesting or earn-out of equity awards. Equity interests that count toward satisfaction of the ownership guidelines include shares owned by the executive including shares held through the 401(k) Plan, shares jointly owned with the executive’s spouse, shares held in an estate planning vehicle for the benefit of the executive or the executive’s family members and vested deferred stock units. Unvested and unearned equity awards, including unvested RSUs and unexercised stock options, do not count toward satisfaction of the ownership guidelines.

All of the Named Executive Officers meet or exceed the stock ownership guidelines. As of March 29, 2012, Ms. Bibliowicz held shares valued at more than eight times her base salary.

Additionally, the Company maintains stock ownership and retention guidelines for non-management directors. For information regarding these guidelines, see “Director Compensation—Stock Ownership and Retention Guidelines” below.

The Company also has an insider trading policy that, among other things, prohibits executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities.

Employment Agreements and Other Arrangements

The Company has an employment agreement with its CEO, Ms. Bibliowicz, dated as of February 15, 2005, which provides for, among other things, base salary, bonus, equity awards, general severance benefits and change in control benefits (the “CEO Employment Agreement”). Unless either party provides requisite notice to the other party, the CEO Employment Agreement automatically renews for a one-year period on February 15th of each year. The CEO Employment Agreement renewed on February 15, 2012. The Compensation Committee believes that having this employment agreement is an important element of retention, which is consistent with the Company’s compensation philosophy.

In February 2010, in response to emerging executive compensation best practices, the Compensation Committee requested that Ms. Bibliowicz, and Ms. Bibliowicz agreed to, waive certain termination and change in control benefits under the CEO Employment Agreement with respect to future RSU awards. Accordingly, Ms. Bibliowicz waived these benefits with respect to the RSUs she was awarded on (i) February 24, 2010 as a long-term equity incentive award for 2009 performance (the “CEO 2009 Performance RSU Award”), (ii) February 16, 2011 as a long-term equity incentive award for 2010 performance (the “CEO 2010 Performance RSU Award”) and (iii) February 16, 2012 as a long-term equity incentive award for 2011 performance (the “CEO 2011 Performance RSU Award”). Ms. Bibliowicz’s waiver of these benefits was memorialized in separate RSU award agreements (the “CEO Annual Performance RSU Agreements”). See “Compensation Tables and Other Information—Employment Agreements or Other Arrangements with Named Executive Officers—Jessica M. Bibliowicz” and “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for more information regarding the CEO Annual Performance RSU Agreements.

Change in Control

The Board of Directors adopted the Change in Control Severance Plan in May 2007 (the “2007 CIC Plan”) and has approved certain participants of the 2007 CIC Plan, including each Named Executive Officer other than Ms. Bibliowicz. The 2007 CIC Plan provides compensation in the form of a lump sum payment and other benefits, including the immediate vesting of all outstanding equity awards and tax gross-up payments by the Company on so-called “excess parachute payments”, in the event a qualifying termination of employment occurs within a specified period prior to or following a change in control (a “double-trigger” plan).

The Compensation Committee conducted a comprehensive review of the 2007 CIC Plan with the assistance of the Compensation Committee’s independent consultant and independent counsel, and in light of emerging best practices in executive compensation, determined that it would be appropriate to make certain revisions to the protections provided under the 2007 CIC Plan. Accordingly, in February 2011, the Compensation Committee elected not to renew the current term of the 2007 CIC Plan, and the Company provided notice to all 2007 CIC Plan participants of the Compensation Committee’s decision.

The Compensation Committee worked throughout 2011 on a replacement change in control plan that more closely aligns with current compensation practices and trends, and in February 2012, based on the recommendation of the Compensation Committee, the Board of Directors adopted the 2012 Change in Control Severance Plan (“2012 CIC Plan”). The 2012 CIC Plan is a “double trigger” plan that provides no tax gross-ups. The Compensation Committee previously decided that the Company would not enter into any new or materially amended agreements in the future with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. Under the 2012 CIC Plan, participants are responsible for all personal income taxes that may apply to any of the payments or benefits under the 2012 CIC Plan. The Compensation Committee may terminate or amend the 2012 CIC Plan at any time; provided that the Compensation Committee is required to give participants 12 months’ notice prior to the effective date of any adverse amendment or termination. Additionally, no termination or amendment otherwise effective within 12 months before or 18 months after a change in control will apply to any termination of employment of a 2012 CIC Plan participant during such period.

The current term of the 2007 CIC Plan will expire on May 3, 2013. If a change in control of the Company occurs before the 2007 CIC Plan expires, participants will continue to be covered by the 2007 CIC Plan. There are currently no participants in the 2012 CIC Plan. Each of the Named Executive Officers, other than Ms. Bibliowicz, will become a participant in the 2012 CIC Plan upon expiration of the 2007 CIC Plan. The CEO Employment Agreement contains change in control benefits substantially similar to those afforded to the other Named Executive Officers under the 2007 CIC Plan.

The Compensation Committee believes that providing change in control protection to key executive officers is critical in order to minimize personal considerations and encourage executives to focus their energy and attention on the best interests of the Company’s stockholders and operating the Company’s business in the event of a potential transaction. Although the Compensation Committee generally believes that providing change in control protection to key executives is critical, the Compensation Committee continually reviews the change in control protections provided to executives in light of emerging best practices in executive compensation.

See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control” below for a detailed discussion of the 2007 CIC Plan, the 2012 CIC Plan, the change in control provisions in the CEO Employment Agreement and applicable payments under the 2007 CIC Plan and the CEO Employment Agreement change in control provisions.

Clawback Policy

Based on the recommendation of the Compensation Committee, the Board of Directors adopted the Clawback Policy in October 2011. The Clawback Policy applies to executive officers and allows recovery of incentive compensation (cash and equity) in the event of an accounting restatement or inaccurate financial statement or performance metric. The Board of Directors (or the Compensation Committee) may cancel an incentive compensation award, rescind the vesting of an award, or recover incentive compensation paid to an executive officer to the extent that the incentive compensation is materially in excess of what would have been awarded, paid or vested based on the accurate financial statement or performance metric. The Compensation Committee will continue to review potential changes to the Clawback Policy in light of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements based thereon.

Risk Assessment

In designing the Company’s executive compensation program, the Compensation Committee structures such program to appropriately balance risk against potential reward, while mitigating the incentive for unnecessary and excessive risk-taking that could threaten the value of the Company. The following characteristics of the Company’s executive compensation program discourage executives from taking unnecessary and excessive risks:

•	Each Named Executive Officer’s base salary is a fixed annual amount, and is generally set by the Compensation Committee without regard to financial measures;

•

The Compensation Committee does not use a strict formula-based method to determine the actual size of incentive compensation awards, but instead utilizes negative discretion based on multiple quantitative and qualitative criteria;

•

To further ensure that Named Executive Officers are focused on long-term performance, a significant portion of performance-based pay is provided as a long-term equity incentive award in the form of RSUs with three-year vesting schedules;

•

Use of equity awards aligns the Named Executive Officers’ interests with the long-term interests of stockholders, and the stock ownership and retention guidelines (described on page 35) further enhance this alignment;

•	The Compensation Committee implemented the Clawback Policy to recover executive incentive compensation awards that are based on erroneous financial information or performance metrics;

•	All executive compensation decisions are made by the Compensation Committee, which is comprised of solely independent directors; and

•	The Compensation Committee retains an independent compensation consultant who works exclusively for the Compensation Committee and does not perform any other work for the Company.

See “Corporate Governance—The Compensation Committee” above for more discussion about the Company’s compensation policies and risk-taking.

Tax and Accounting Implications

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company and seeks to ensure that compensation is deductible and that unnecessary accounting charges are avoided.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of the requirements of GAAP and takes steps to ensure that awards are accounted for in the most efficient manner.

Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO. Exceptions are made for qualified performance-based compensation, among other things. Compensation paid under the MIP is intended to comply with the performance-based exception under Section 162(m) of the Code and the Company believes that compensation paid under the MIP is fully deductible for federal income tax purposes.

Notwithstanding the foregoing, the Compensation Committee believes that it is in the Company’s best interests, and in the best interests of the Company’s stockholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with the Company’s compensation program and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Barry Griswell (Chairman)

Stephanie W. Abramson

Kenneth C. Mlekush

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, except as otherwise noted.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jessica M. Bibliowicz	2011	700,000	—	781,024	—	525,000	—	7,350	2,013,374
Chairman, President and CEO	2010	700,000	—	822,855	—	440,000	—	7,350	1,970,205
	2009	700,000	—	705,167	—	400,000	—	13,437	1,818,604

Donna J. Blank	2011	400,000	—	524,175	—	750,000	—	7,350	1,681,525
EVP and CFO	2010	400,000	—	583,580	—	665,000	—	7,350	1,655,930
	2009	350,000	—	261,919	—	615,000	—	12,651	1,239,570

Douglas W. Hammond	2011	425,000	—	597,557	—	650,000	—	7,350	1,679,907
EVP and COO	2010	425,000	—	641,947	—	530,000	—	7,350	1,604,297
	2009	425,000	—	402,951	—	490,000	—	11,184	1,329,135

Michael N. Goldman	2011	325,000	—	340,708	—	600,000	—	7,350	1,273,058
EVP, Mergers & Acquisitions	2010	325,000	—	379,329	—	470,000	—	7,350	1,181,679
	2009	325,000	—	302,214	—	445,000	—	10,354	1,082,568

Stancil E. Barton(4)	2011	300,000	—	178,222	—	335,000	—	7,350	820,572
EVP and General Counsel

(1)	The amounts reported in column (e) reflect the aggregate grant date fair value of the stock awards granted to the Named Executive Officers during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 11 of the consolidated financial statements in the Company’s 2011 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The stock awards reported in the table were generally granted in February of the applicable year and relate to performance in the immediately preceding year. Pursuant to SEC rules, the table above only reports stock awards actually granted in the applicable year. Therefore, the stock awards granted to the Named Executive Officers on February 16, 2012 in connection with their 2011 performance are not reflected in the table above. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more information on the February 16, 2012 stock awards.
(2)	The Company pays bonuses for performance in the immediately preceding year during February of the following year. The amounts in column (g) represent only the cash portion of the applicable year’s performance-based bonus that was paid to the Named Executive Officers in February of the subsequent year under the MIP. The RSU portion of the performance-based bonus is reported in column (e) for the year in which the RSUs were granted. As noted above, the stock awards reported in the table were generally granted in February of the applicable year and relate to performance in the immediately preceding year. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more details on the MIP.
(3)	The amounts reported in column (i) for the 2011 fiscal year reflect the Company’s matching contributions under the 401(k) Plan which aggregated $7,350 for each Named Executive Officer.
(4)	Mr. Barton first became a named executive officer of the Company for the Company’s 2011 fiscal year.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the 2011 fiscal year.

2011 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Jessica M. Bibliowicz	02/16/2011	(3)	—	—	—	57,176	781,024
	—		0	875,000	3,033,600	—	—
Donna J. Blank	02/16/2011	(3)	—	—	—	38,373	524,175
	—		0	—	2,022,400	—	—
Douglas W. Hammond	02/16/2011	(3)	—	—	—	43,745	597,557
	—		0	—	2,022,400	—	—
Michael N. Goldman	02/16/2011	(3)	—	—	—	24,942	340,708
	—		0	—	1,516,800	—	—
Stancil E. Barton	02/16/2011	(3)	—	—	—	13,047	178,222
	—		0	—	1,516,800	—	—

(1)	The amounts shown in column (c) reflect the minimum payment level and the amounts shown in column (e) reflect the maximum payment level under the Company’s MIP. The Compensation Committee did not set a target payment level under the MIP for the 2011 fiscal year, however, for Ms. Bibliowicz, column (d) reflects her target bonus pursuant to the CEO Employment Agreement. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for a discussion regarding the Company’s MIP and “—Employment Agreements or Other Arrangements with Named Executive Officers—Jessica M. Bibliowicz” below for more information on the CEO Employment Agreement.
(2)	The amounts reported in column (g) reflect the grant date fair value of the stock award, computed in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s 2011 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The amounts reflect the aggregate accounting expense that is expected to be taken by the Company for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards.
(3)	Represents the performance-based long-term incentive equity award for performance during fiscal year 2010 that was awarded in February 2011 in the form of RSUs. These RSUs give the holder the right to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control of the Company, these RSUs vest in three equal annual installments commencing February 16, 2012, subject to continued service (as applicable) through such dates.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of the 2011 fiscal year.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
	Exercisable		Unexercisable
(a)	(b)		(c)	(d)	(e)	(f)		(g)
Jessica M. Bibliowicz	80,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	50,000	(3)	676,000
	—		—	—	—	50,000	(4)	676,000
	—		—	—	—	50,000	(5)	676,000
	—		—	—	—	86,101	(6)	1,164,086
	—		—	—	—	47,332	(7)	639,929
	—		—	—	—	57,176	(8)	773,020

Donna J. Blank	—		—	—	—	31,981	(9)	432,383
						33,568	(7)	453,839
	—		—	—	—	38,373	(8)	518,803

Douglas W. Hammond	2,000	(10)	—	20.00	11/30/2012	—		—
	4,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	49,200	(6)	665,184
	—		—	—	—	36,926	(7)	499,240
	—		—	—	—	43,745	(8)	591,432

Michael N. Goldman	1,000	(10)	—	20.00	11/30/2012	—		—
	2,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	36,900	(6)	498,888
	—		—	—	—	21,820	(7)	295,006
	—		—	—	—	24,942	(8)	337,216

Stancil E. Barton	—		—	—	—	18,450	(6)	249,444
	—		—	—	—	11,078	(7)	149,775
	—		—	—	—	13,047	(8)	176,395

(1)	Value is based on the closing price of the Common Stock on December 30, 2011 ($13.52).
(2)	These options vested in five equal annual installments commencing September 18, 2004.
(3)	These RSUs vest on February 15, 2015, subject to continued service (as applicable) through such date.
(4)	These RSUs vest on February 15, 2016, subject to continued service (as applicable) through such date.
(5)	These RSUs vest on February 15, 2017, subject to continued service (as applicable) through such date.
(6)	These RSUs vested on February 16, 2012.
(7)	One-half of these RSUs vested on February 16, 2012 and the remainder vests on February 16, 2013, subject to continued service (as applicable) through such date.
(8)	These RSUs vest in three equal annual installments: one-third vested on February 16, 2012; one-third vests on February 16, 2013 and one-third vests on February 16, 2014, subject to continued service (as applicable) through such dates.
(9)	These RSUs vested on February 24, 2012.
(10)	These options vested in five equal annual installments commencing December 1, 2003.

Option Exercises and Stock Vested

The following table shows all stock awards vested and value realized upon vesting by the Named Executive Officers during the 2011 fiscal year. None of the Named Executive Officers exercised options during the 2011 fiscal year.

2011 Stock Vested Table

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)
Jessica M. Bibliowicz	124,028	1,686,193
Donna J. Blank	89,336	1,213,566
Douglas W. Hammond	74,285	1,010,267
Michael N. Goldman	51,885	705,471
Stancil E. Barton	25,517	346,964

(1)	Based on fair market value on date of vesting.

Nonqualified Deferred Compensation

The Company’s Deferred Compensation Plan went into effect on January 1, 2008. Eligibility is limited to employees who earn at least $175,000 per year, are employed by the Company, NFPSI or NFPISI for at least one year, and comply with other eligibility criteria in accordance with the Deferred Compensation Plan. A participant may defer between 5% and 50% of his/her base salary and between 5% and 100% of his/her cash incentive compensation.

There are 12 phantom investment benchmark options available under the Deferred Compensation Plan, including a fund which consists of deemed investments in shares of the Common Stock through phantom share units (the “Company Stock Fund”). A maximum of 25% of a participant’s deferred amount may be invested in the Company Stock Fund. Plan participants may change their investment allocations at any time, provided that participants are only permitted to engage in transactions with respect to the Company Stock Fund during specified periods each year and any such transactions must comply with applicable law and NFP’s insider trading policy. Investment gains or losses are applied daily to the participant’s account under the Deferred Compensation Plan based on the investment allocations selected by the participant.

For each plan year, the Compensation Committee determines whether the Company will (i) suspend the Deferred Compensation Plan with respect to new contributions by employees for such plan year and/or (ii) offer a matching contribution to plan participants for such plan year. In the event a matching contribution is approved by the Compensation Committee, unless a different metric is selected by the Compensation Committee, the matching contribution will equal 50% of the first 6% of the participant’s annual base salary and incentive compensation, subject to a maximum matching contribution equal to the participant’s contribution to the Deferred Compensation Plan for such plan year. One-half of each matching contribution, plus an additional amount equal to 10% of such matching contribution, is invested in the Company Stock Fund and is required to remain in the Company Stock Fund for the duration of the applicable deferral period. Matching contributions vest according to a three-year graded schedule based on the participant’s years of service with NFP, NFPSI or NFPISI, except that in the event of a change in control of the Company, matching contributions become fully vested. All Named Executive Officers who participate in the Deferred Compensation Plan are fully vested in the Company’s matching contributions based on their years of service with the Company.

After consideration, the Compensation Committee elected to offer the Deferred Compensation Plan for the 2011 plan year (i.e., base salary paid in 2011 and cash incentive compensation paid in February 2012 but earned for the 2011 fiscal year) but elected not to offer a matching contribution for compensation deferrals relating to such plan year. None of the Named Executive Officers elected to participate in the Deferred Compensation Plan for the 2011 plan year.

Generally, participants are eligible to receive distributions under the Deferred Compensation Plan upon the earlier of (i) the end of the current deferral period or (ii) upon separation from service, death or disability. The initial deferral period is a minimum of three years from the end of the year for which compensation was deferred. Participants may elect to further extend their deferral period for a minimum of five years. This election must be made 12 months prior to the end of the current deferral period. In the case of death or disability, deferred funds are distributed as elected by the participant at the time of the deferral election, or if not specified at such time, in a lump sum. In the case of separation from service (other than on account of death or disability), deferred funds are distributed in a lump sum. Otherwise, at the end of the applicable deferral period, deferred funds are distributed as elected by the participant at the time of the deferral election. No withdrawals are permitted prior to the previously elected distribution date, other than upon separation from service, death or disability, or “hardship withdrawals” as permitted by applicable law.

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers for the 2011 fiscal year.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jessica M. Bibliowicz	—	—	(4,441)	—	190,339
Donna J. Blank	—	—	—	—	—
Douglas W. Hammond	—	—	(177)	—	105,679
Michael N. Goldman	—	—	(1,393)	—	101,979
Stancil E. Barton	—	—	(735)	—	46,030

Employment Agreements or Other Arrangements with Named Executive Officers

Jessica M. Bibliowicz

Ms. Bibliowicz serves as the Company’s President and Chief Executive Officer pursuant to an employment agreement entered into between the Company and Ms. Bibliowicz on February 15, 2005.

The CEO Employment Agreement automatically renewed on February 15, 2012 for a one-year period. On February 15th of each year, the CEO Employment Agreement automatically renews for a one-year period unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the CEO Employment Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce; an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers; and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP.

Ms. Bibliowicz received awards of RSUs in November 2005 and November 2006 pursuant to the CEO Employment Agreement. Each RSU award vested in three equal annual installments, subject to Ms. Bibliowicz’s continued service and subject to accelerated vesting in certain circumstances. Under the terms of the CEO Employment Agreement, the Company also awarded Ms. Bibliowicz 50,000 RSUs in February 2005, 50,000 RSUs in March 2006 and 50,000 RSUs in February 2007, each such award to vest in full on February 15, 2015, February 15, 2016 and February 15, 2017, respectively, subject to her continued service and subject to accelerated vesting in certain circumstances (the awards described in this sentence are referred to as the “10-Year RSU Awards”).

Under the CEO Employment Agreement, Ms. Bibliowicz has agreed to a non-competition covenant and a non-solicitation covenant with respect to the Company’s employees and customers, each effective during her employment and for three months thereafter. Ms. Bibliowicz is also bound by certain confidentiality provisions.

The CEO Employment Agreement also provides for certain payments and benefits to Ms. Bibliowicz in the event of termination of her employment under certain circumstances. On December 10, 2009, the Company and Ms. Bibliowicz entered into an amendment (the “2009 Amendment”) to the CEO Employment Agreement. The 2009 Amendment modified the calculation of Ms. Bibliowicz’s pro-rata bonus for the year of termination in the event Ms. Bibliowicz’s employment is terminated by NFP without cause (as defined on page 46) or in the event Ms. Bibliowicz terminates her employment for good reason (as defined on page 47) to comply with guidance promulgated under Section 162(m) of the Code to preserve the Company’s deductibility of bonuses awarded under the CEO Employment Agreement for federal income tax purposes.

In addition, pursuant to the CEO Annual Performance RSU Agreements, Ms. Bibliowicz waived certain termination and change in control payments and benefits with respect to the CEO 2009 Performance RSU Award, the CEO 2010 Performance RSU Award and the CEO 2011 Performance RSU Award (collectively, the “CEO Annual Performance RSU Awards”) that she would have otherwise been entitled to under the CEO Employment Agreement. See “—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for a description of Ms. Bibliowicz’s termination and change in control payments and benefits and further discussion of the CEO Annual Performance RSU Agreements. See also “Compensation Discussion & Analysis—Employment Agreements and Other Arrangements” above for additional information regarding the CEO Annual Performance RSU Agreements.

Other Named Executive Officers

Other than the 2007 CIC Plan (see discussion on page 50), the Company does not, and did not at any time in 2011, have employment agreements or other arrangements in place with any other Named Executive Officer.

Potential Payments upon Termination or Change in Control

The discussion below describes the potential payments and benefits to be provided to the Named Executive Officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company. Except for (i) the 2007 CIC Plan and (ii) Ms. Bibliowicz’s employment agreement, there are no agreements, arrangements or plans that entitle Named Executive Officers to payments or benefits upon a termination of employment or a change in control of the Company that are not generally available to all other salaried employees or non-executive plan participants.

The tables following each of the discussions below reflect the amount of compensation to be paid, and/or benefits to be provided, to Ms. Bibliowicz under the CEO Employment Agreement and each other Named Executive Officer under the 2007 CIC Plan in the event of termination of his/her employment and in the event of a change in control of the Company as of December 31, 2011.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to all other NFP employees employed at the Company’s New York headquarters generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distributions of balances under the 401(k) Plan; and

•	death or disability benefits under the Company’s group term life insurance, accidental death and dismemberment, long-term disability, and short-term disability policies.

In addition, the amounts shown in the tables below do not include distributions of plan balances under the Deferred Compensation Plan. Those amounts are shown in the 2011 Nonqualified Deferred Compensation table on page 44. The Deferred Compensation Plan includes the same terms and conditions for distributions of plan balances for all participating employees.

Chief Executive Officer

Termination by CEO for Good Reason or Termination without Cause by NFP

Pursuant to the CEO Employment Agreement, in the event Ms. Bibliowicz’s employment is terminated by NFP without cause, or in the event Ms. Bibliowicz terminates her employment for good reason, she will be entitled to receive (i) her base salary through the date of termination and payment of her base salary for 24 months immediately following termination of employment (the “Continuation Period”), (ii) a pro-rata bonus for the year of termination (payable at the same time as bonuses are paid to NFP’s other executive officers), determined on the same basis as for other senior executive officers using actual performance for such year measured against the applicable performance criteria, and (iii) an annual amount to be paid monthly during the Continuation Period based on the greater of (x) the target annual bonus award opportunity for the year of termination and (y) the annual bonus for the prior year. In addition, Ms. Bibliowicz’s stock options will remain exercisable for 90 days after the termination date. Ms. Bibliowicz will also be entitled to continued medical, dental, hospitalization and life insurance coverage and other benefit plans and programs until the earlier of the end of the Continuation Period and the date Ms. Bibliowicz receives equivalent coverage and benefits under the plans and programs of a subsequent employer, provided that if she is precluded from participating in any employee benefit plan or program, she will be provided with the after-tax economic equivalent of the benefits. As a condition to receiving the compensation and benefits described in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

Pursuant to the CEO Annual Performance RSU Agreements, Ms. Bibliowicz waived the right to the accelerated vesting of the CEO Annual Performance RSU Awards in the event she terminates her employment for good reason or in the event her employment is terminated by NFP without cause. Ms. Bibliowicz also waived the right to the accelerated vesting of the CEO Annual Performance RSU Awards solely as a result of the occurrence of a change in control of the Company. The CEO Employment Agreement provides for accelerated vesting of equity awards (other than the 10-Year RSU Awards) under these circumstances. However, the last of Ms. Bibliowicz’s equity awards that benefitted from these accelerated vesting provisions vested on February 16, 2012. At this time, the CEO Annual Performance RSU Awards and the 10-Year RSU Awards comprise all of Ms. Bibliowicz’s unvested equity awards.

Under the CEO Annual Performance RSU Agreements, Ms. Bibliowicz is only entitled to accelerated vesting of the CEO Annual Performance RSU Awards (i) if, after a change in control of the Company (x) such RSUs are not expressly assumed by the Company’s successor or (y) Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within a specified period prior to or following a change in control or (ii) in the event of Ms. Bibliowicz’s death or disability. Pursuant to the CEO Annual Performance RSU Agreements, the terms and conditions of the CEO Annual Performance RSU Awards are generally the same as the terms and conditions of the RSUs granted to the Company’s other employees under the Company’s standard RSU award agreement. Under the CEO Employment Agreement, Ms. Bibliowicz is only entitled to accelerated vesting of the 10-Year RSU Awards if after a change in control of the Company, Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within a specified period prior to or following a change in control.

Generally, pursuant to the CEO Employment Agreement, “cause” means the occurrence any of the following events which have not been cured within the applicable period:

•	Ms. Bibliowicz is convicted of, or enters a plea of guilty or nolo contendere to, a felony involving moral turpitude;

•

Ms. Bibliowicz engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out her duties under the CEO Employment Agreement, resulting, in either case, in material economic harm to NFP; or

•

Ms. Bibliowicz breaches (i) any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or (ii) the restrictive covenants contained in the CEO Employment Agreement.

Generally, pursuant to the CEO Employment Agreement, “good reason” means the occurrence of one or more of the following events without Ms. Bibliowicz’s written consent and which have not been cured within the applicable period:

•

with certain exceptions, the failure to elect or reelect Ms. Bibliowicz to any of the positions specified in the CEO Employment Agreement, the removal of Ms. Bibliowicz from any of such positions, or a material diminution in Ms. Bibliowicz’s position, duties or responsibilities from those held, exercised and/or assigned to her pursuant to the CEO Employment Agreement, other than as a result of an isolated, insubstantial and inadvertent action by NFP that is not taken in bad faith and is remedied by NFP promptly after receipt of notice thereof from Ms. Bibliowicz;

•

any failure by NFP to comply with any material provision in the compensation and indemnification sections of the CEO Employment Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by NFP promptly after receipt of notice from Ms. Bibliowicz;

•	any failure by NFP to make any of the equity award grants described in the CEO Employment Agreement;

•	any requirement by NFP that Ms. Bibliowicz’s services be rendered primarily at a location or locations more than 50 miles from midtown Manhattan, New York City, New York;

•

the assignment of duties which are materially inconsistent with Ms. Bibliowicz’s duties as Chairman or President and CEO of NFP or which materially impair her ability to function as Chairman or President and CEO of NFP;

•

a termination of, or a material reduction in, any employee benefit or perquisite enjoyed by Ms. Bibliowicz other than as part of an across-the-board reduction applying to other senior executives of NFP; or

•

the failure of NFP to obtain the assumption in writing of its obligation to perform the CEO Employment Agreement by any successor to all or substantially all of its assets within 30 days of a merger, consolidation, sale or similar transaction.

Change in Control

Under the CEO Annual Performance RSU Agreements, upon a change in control of the Company, Ms. Bibliowicz will be entitled to immediate vesting of the CEO Annual Performance RSU Awards if these RSUs are not expressly assumed by a successor to the Company’s business in connection with the change in control. Under the CEO Employment Agreement, the vesting of the 10-Year RSU Awards does not accelerate solely upon a change in control.

Pursuant to the CEO Employment Agreement, in the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to, a change in control of the Company, Ms. Bibliowicz will be entitled to the amounts described above with respect to a termination without cause or for good reason, except that: (i) any cash payments due will be paid in a lump sum, (ii) the Continuation Period will be 36 months and (iii) the 10-Year RSU Awards will become vested. As a condition to receiving the compensation and benefits described above in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

In addition, under the CEO Annual Performance RSU Agreements, in the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 18 months after or, under certain additional circumstances, within six months prior to, a change in control of the Company, the CEO Annual Performance RSU Awards will become vested.

Generally, pursuant to the CEO Employment Agreement and the CEO Annual Performance RSU Agreements, a “change in control” would include any of the following events:

•	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

•	the dissolution or sale of all or substantially all of the assets of NFP;

•

a merger or consolidation of NFP with any other entity that results in (i) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (ii) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination; or

•	a majority of NFP’s directors is replaced under certain circumstances.

Termination for Cause by NFP or Voluntary Termination by CEO

In the event the Company terminates Ms. Bibliowicz’s employment for cause or Ms. Bibliowicz terminates her employment voluntarily without good reason, Ms. Bibliowicz will be entitled to receive (i) her base salary through the date of termination and (ii) the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

Death or Disability

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive (i) her base salary through the date of termination, (ii) her annual bonus for the year in which death or disability occurs, prorated through the date of termination and payable at the same time as bonuses are paid to NFP’s other executive officers and (iii) immediate vesting of all equity awards other than the 10-Year RSU Awards. In addition, Ms. Bibliowicz’s stock options will remain exercisable for one year after the termination date.

Non-Renewal of Employment Agreement by NFP

In the event Ms. Bibliowicz’s employment terminates because the Company gives notice of non-renewal of the CEO Employment Agreement’s term, Ms. Bibliowicz will be entitled to the right to exercise stock options for 90 days after the termination date. The CEO Employment Agreement provides for accelerated vesting of equity awards (other than the 10-Year RSU Awards) under this circumstance. However, the last of Ms. Bibliowicz’s equity awards to benefit from this accelerated vesting provision vested on February 16, 2012. The vesting of the CEO Annual Performance RSU Awards and the 10-Year RSU Awards do not accelerate under this circumstance.

Tax Gross-Up

Under the CEO Employment Agreement, the Company will increase Ms. Bibliowicz’s total payments under the agreement to cover any “golden parachute” excise taxes imposed under the Code as a result of any payment or benefit to be provided to her under the CEO Employment Agreement or any other NFP plan or program, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to Ms. Bibliowicz will be reduced to the amount that can be provided without triggering excise taxes.

In connection with a review of its executive compensation practices, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

See “—Other Named Executive Officers” below for information regarding the Company’s policy on tax gross-ups.

2011 Potential Payments to CEO upon Termination or Change in Control Table

Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	Change in Control ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination by CEO or Termination for Cause ($)	Death ($)	Disability ($)	Non-Renewal of Employment Agreement by NFP ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Compensation
Salary(1)	1,400,000	—	2,100,000	—	—	—	—
Bonus(2)	2,275,000	—	3,150,000	—	525,000	525,000	—
Stock Awards(3)	1,164,086	1,164,086	4,605,034	—	2,577,034	2,577,034	1,164,086

Benefits
Medical/Dental Insurance(4)	40,778	—	61,168	—	—	—	—
Life Insurance(5)	961	—	1,441	—	—	—	—
401(k) Plan(6)	29,063	—	43,594	—	—	—	—

Additional Items
Excise Tax Gross-up(7)	—	—	2,914,348	—	—	—	—

Total	4,909,888	1,164,086	12,875,585	—	3,102,034	3,102,034	1,164,086

(1)	The amounts listed in columns (b) and (d) reflect the product of (i) Ms. Bibliowicz’s monthly base salary and (ii) the applicable Continuation Period. The Continuation Period for column (b) is 24 months and the Continuation Period for column (d) is 36 months.
(2)	Assuming Ms. Bibliowicz was terminated on December 31, 2011, Ms. Bibliowicz would receive a prorated bonus for 2011 based on her actual performance-based bonus for the year of termination, i.e., the 2011 fiscal year. Ms. Bibliowicz’s 2011 performance-based bonus was $525,000, and columns (b), (d), (f) and (g) include this bonus payment. Columns (b) and (d) also include payment of the annual bonus during the applicable Continuation Period which payment was calculated at Ms. Bibliowicz’s target annual bonus rate of $875,000.
(3)	The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (b), (c) and (h) is based upon the total number of unvested RSUs outstanding at December 31, 2011 that are governed by award agreements containing provisions that provide for acceleration upon the events listed in the column headings (86,101 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). The RSU award agreements governing the 10-Year RSU Awards, the CEO 2009 Performance RSU Award and the CEO 2010 Performance RSU Award do not contain these provisions. Column (c) includes only RSUs that accelerate upon a change in control whether or not outstanding RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Column (c) does not include RSUs that accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor as the Company assumes that outstanding RSU awards would be assumed by a successor in connection with the change in control.
The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for column (d) is based upon the total number of unvested RSUs outstanding at December 31, 2011 (340,609 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). All of Ms. Bibliowicz’s RSU award agreements provide for acceleration if, after a change in control, the Company terminates Ms. Bibliowicz without cause or Ms. Bibliowicz terminates her employment for good reason.
The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (f) and (g) is based upon the total number of unvested RSUs outstanding at December 31, 2011 that are governed by award agreements containing provisions that provide for acceleration upon death or disability (190,609 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). The 10-Year RSU Awards do not accelerate upon Ms. Bibliowicz’s death or disability.
(4)	The amount listed reflects the premium cost of Ms. Bibliowicz’s continued participation in the Company’s group medical and dental plans under COBRA for the applicable Continuation Period. The amount listed also includes a cash payment to Ms. Bibliowicz equal to the after-tax economic equivalent of the Company’s contribution to Ms. Bibliowicz’s health spending account under the Company’s medical plan during the applicable Continuation Period.
(5)	The amount listed reflects a cash payment to Ms. Bibliowicz equal to (i) the premiums Ms. Bibliowicz would pay during the applicable Continuation Period to continue coverage under the Company’s term life insurance policy and (ii) the after-tax economic equivalent of the premiums Ms. Bibliowicz would pay to obtain coverage during the applicable Continuation Period similar to the coverage she currently has under the Company’s accidental death and dismemberment policy.
(6)	Since Ms. Bibliowicz’s continued participation in the 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Bibliowicz equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the applicable Continuation Period. The maximum matching contribution for Company employees for the 2011 year was $7,350. The amounts listed in columns (b) and (d) assume that Ms. Bibliowicz contributed the maximum amount under applicable law to the 401(k) Plan.
(7)	The amount listed in column (d) is an estimate of the excise tax gross-up payment that would be paid to Ms. Bibliowicz. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (d) may be different than the amount that would actually be paid.

Other Named Executive Officers

The 2007 CIC Plan provides for certain payments and benefits to be made to 2007 CIC Plan participants in the event of termination of their employment under certain circumstances following a change in control of the Company. The Company provides each 2007 CIC Plan participant with a participation schedule that sets out his or her potential benefits under the 2007 CIC Plan and the applicability of certain 2007 CIC Plan provisions. Ms. Blank and Messrs. Hammond, Goldman and Barton (each, a “Participant”) are each current participants of the 2007 CIC Plan.

The tables following the discussion below reflect the amount of compensation to be paid, and/or benefits to be provided, to each Participant under the 2007 CIC Plan in the event of termination of his/her employment following a change in control of the Company as of December 31, 2011.

Change in Control

Under the Company’s standard RSU award agreement generally applicable to the Company’s employees and directors, upon a change in control (as defined below) of the Company, the Participants will be entitled to immediate vesting of all RSU awards so long as such RSU awards are not expressly assumed by a successor to the Company’s business in connection with the change in control.

Termination by Executive for Good Reason or Termination without Cause by NFP

Under the 2007 CIC Plan, in the event that a Participant’s employment is terminated by NFP without cause (as defined below) or by such Participant for good reason (as defined below) within 18 months after or, under certain additional circumstances, within six months prior to, a change in control (as defined below) of the Company (the “Protected Period”), such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) the Participant’s base salary through the date of termination (including amounts attributed to earned but unused vacation), (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination, (iii) the Participant’s pro-rata annual target bonus (as determined by the Compensation Committee) through the date of termination and (iv) the product of 2 multiplied by the sum of (x) the Participant’s base salary and (y) the Participant’s annual target bonus, as determined by the Compensation Committee. For purposes of the 2007 CIC Plan, the Compensation Committee has determined that a Participant’s annual target bonus will equal the greater of (i) the annual target bonus determined by the Compensation Committee for such Participant or (ii) such Participant’s prior year actual bonus. The Compensation Committee did not determine annual target bonuses for 2011 for any of the 2007 CIC Plan Participants. In addition, the Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable in accordance with their existing terms. The Participant will also be entitled to (i) continued participation in NFP’s welfare and fringe benefit plans (or substantially similar benefits if such participation is not permitted under the terms of the relevant plans) until the earlier of 24 months after the applicable termination date and the date the Participant receives equivalent coverage and benefits under the benefit plans of a subsequent employer and (ii) continued contributions to the Company’s defined contribution plans for 24 months after the applicable termination date (or a cash payment (and associated tax gross-up payment) equal to such contributions if contributions are not permitted under the terms of the relevant plans). As a condition to receiving the compensation and benefits described in this paragraph, the Participant and NFP must execute and deliver to each other mutual releases.

Generally, under the 2007 CIC Plan, “cause” means:

•	the failure of the Participant to substantially fulfill his or her obligations with respect to his or her employment or service;

•

the Participant is charged with or convicted of a felony or engages in conduct that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service;

•	violation by the Participant of any non-competition, non-solicitation or confidentiality provision contained in any agreement between the Participant and NFP;

•	any material act by the Participant involving dishonesty or disloyalty or any act by the Participant involving moral turpitude which adversely affects the business of NFP; or

•

the breach by the Participant of any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or contractors.

Generally, under the 2007 CIC Plan, “good reason” means, without a Participant’s consent, the occurrence of any of the following events during the Protected Period which have not been cured within the applicable period:

•	a material diminution in the Participant’s position, duties or responsibilities from those held, exercised and/or assigned to the Participant immediately prior to a change in control;

•

a substantial reduction, in the aggregate, of current base salary, bonus opportunity, incentive compensation and benefits provided to the Participant other than an across-the-board reduction which applies to other similarly situated Participants; or

•

any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of employment as of the date of a change in control.

Generally, under the 2007 CIC Plan, a “change in control” would include any of the following events:

•	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

•	the dissolution or sale of all or substantially all of the assets of NFP;

•

a merger or consolidation of NFP with any other entity that results in (i) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (ii) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination;

•	a majority of NFP’s directors is replaced under certain circumstances; or

•	any other event that the Board of Directors determines, in its discretion, to be a change in control.

Termination for Cause by NFP or Voluntary Termination by Executive

Under the 2007 CIC Plan, in the event the Company terminates a Participant’s employment for cause or a Participant terminates his/her employment voluntarily without good reason during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days of the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

Death or Disability

Under the 2007 CIC Plan, in the event a Participant’s employment is terminated due to his/her death or disability during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

In addition to the payments described above, under the Company’s standard equity award agreements applicable to all employees and directors, upon death or disability, each Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable for one year after death or disability.

Tax Gross-Up

Under the 2007 CIC Plan, the Company will increase a Participant’s total payments under the 2007 CIC Plan to cover any “golden parachute” excise taxes imposed under the Code on payments or distributions made by the Company to a Participant, whether payable under the 2007 CIC Plan or otherwise, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to such Participant will be reduced to the amount that can be provided without triggering excise taxes. The tax gross-up provision is not applicable in the event the Participant’s employment is terminated by the Company for cause or in the event the Participant terminates his/her employment for any reason other than good reason.

In connection with a review of its executive compensation practices, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control and that any new participant entering the 2007 CIC Plan after January 1, 2009 would not be entitled to the excise tax gross-up provided under the 2007 CIC Plan. However, executives who were entitled to receive the excise tax gross-up prior to January 1, 2009, including the Named Executive Officers who are Participants in the 2007 CIC Plan, are “grandfathered” and will continue to be entitled to the excise tax gross-up while the term of the 2007 CIC Plan is in effect.

As noted above in the “Compensation Discussion and Analysis,” the Company elected not to renew the current term of the 2007 CIC Plan, and the 2007 CIC Plan will expire on May 3, 2013. The Board of Directors adopted a replacement change in control severance plan, the 2012 CIC Plan, in February 2012 that more closely aligns with current compensation practices and trends. Unlike the 2007 CIC Plan, the 2012 CIC Plan provides no tax gross-ups. Under the 2012 CIC Plan, participants are responsible for all personal income taxes that may apply to any of the payments or benefits under the 2012 CIC Plan. Each of the Named Executive Officers who is a Participant in the 2007 CIC Plan will become a participant in the 2012 CIC Plan upon expiration of the 2007 CIC Plan.

Restrictive Covenants

As a condition to participation in the 2007 CIC Plan, each Participant agreed to be bound by post-employment non-competition and non-solicitation covenants of six months and one year, respectively, that apply under certain circumstances. In addition, each Participant is also bound by certain confidentiality provisions that apply during employment and post-employment.

2011 Potential Payments to Donna J. Blank after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	800,000	—	—	—
Bonus(2)	—	2,080,000	750,000	750,000	750,000
Stock Awards(3)	—	1,405,025	—	1,405,025	1,405,025

Benefits
Medical/Dental Insurance (4)	—	45,120	—	—	—
Life Insurance (5)	—	877	—	—	—
401(k) Plan(6)	—	29,063	—	—	—

Additional Items
Excise Tax Gross-up(7)	—	1,221,596	—	—	—

Total	—	5,581,681	750,000	2,155,025	2,155,025

(1)	The amount listed in column (c) reflects the product of (i) Ms. Blank’s annual base salary and (ii) 2.
(2)	Assuming Ms. Blank was terminated on December 31, 2011, Ms. Blank would receive her actual bonus for performance during the 2011 fiscal year ($750,000) as such bonus would be deemed to have been earned by Ms. Blank on the last day of the 2011 fiscal year but not yet paid. Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $665,000 (Ms. Blank’s prior year (fiscal 2010) actual bonus) multiplied by 2.
(3)	The value of the acceleration of Ms. Blank’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2011 (103,922 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). Column (b) assumes that Ms. Blank’s RSU awards were not accelerated because her RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Ms. Blank’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Ms. Blank’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Ms. Blank equal to (i) the equivalent of premiums Ms. Blank would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Ms. Blank would pay to obtain coverage similar to the coverage she currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Ms. Blank’s continued participation in the 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Blank equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2011 year was $7,350. The amount listed in column (c) assumes that Ms. Blank contributed the maximum amount under applicable law to the 401(k) Plan.
(7)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Ms. Blank. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be different than the amount that would actually be paid.

2011 Potential Payments to Douglas W. Hammond after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	850,000	—	—	—
Bonus(2)	—	1,710,000	650,000	650,000	650,000
Stock Awards(3)	—	1,755,856	—	1,755,856	1,755,856

Benefits
Medical/Dental Insurance(4)	—	45,120	—	—	—
Life Insurance(5)	—	795	—	—	—
401(k) Plan(6)	—	26,933	—	—	—

Additional Items
Excise Tax Gross-up(7)	—	—	—	—	—

Total	—	4,388,704	650,000	2,405,856	2,405,856

(1)	The amount listed in column (c) reflects the product of (i) Mr. Hammond’s annual base salary and (ii) 2.
(2)	Assuming Mr. Hammond was terminated on December 31, 2011, Mr. Hammond would receive his actual bonus for performance during the 2011 fiscal year ($650,000) as such bonus would be deemed to have been earned by Mr. Hammond on the last day of the 2011 fiscal year but not yet paid. Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $530,000 (Mr. Hammond’s prior year (fiscal 2010) actual bonus) multiplied by 2.
(3)	The value of the acceleration of Mr. Hammond’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2011 (129,871 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). Column (b) assumes that Mr. Hammond’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Hammond’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Hammond’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Hammond equal to (i) the equivalent of premiums Mr. Hammond would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Hammond would pay to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Hammond’s continued participation in the 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Hammond equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2011 year was $7,350. The amount listed in column (c) assumes that Mr. Hammond contributed the maximum amount under applicable law to the 401(k) Plan.
(7)	Based on the total payments or distributions made to Mr. Hammond under the 2007 CIC Plan, no excise tax payment would be due.

2011 Potential Payments to Michael N. Goldman after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)
Compensation
Salary(1)	—	650,000	—	—	—
Bonus(2)	—	1,540,000	600,000	600,000	600,000
Stock Awards(3)	—	1,131,110	—	1,131,110	1,131,110

Benefits
Medical/Dental Insurance(4)	—	38,451	—	—	—
Life Insurance(5)	—	419	—	—	—
401(k) Plan(6)	—	26,933	—	—	—

Additional Items
Excise Tax Gross-up(7)	—	—	—	—	—

Total	—	3,386,913	600,000	1,731,110	1,731,110

(1)	The amount listed in column (c) reflects the product of (i) Mr. Goldman’s annual base salary and (ii) 2.
(2)	Assuming Mr. Goldman was terminated on December 31, 2011, Mr. Goldman would receive his actual bonus for performance during the 2011 fiscal year ($600,000) as such bonus would be deemed to have been earned by Mr. Goldman on the last day of the 2011 fiscal year but not yet paid. Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $470,000 (Mr. Goldman’s prior year (fiscal 2010) actual bonus) multiplied by 2.
(3)	The value of the acceleration of Mr. Goldman’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2011 (83,662 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). Column (b) assumes that Mr. Goldman’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Goldman’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Goldman’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months. The amount listed also includes a cash payment to Mr. Goldman equal to the after-tax economic equivalent of the Company’s contribution to Mr. Goldman’s health spending account under the Company’s medical plan for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Goldman equal to (i) the equivalent of premiums Mr. Goldman would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Goldman would pay to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Goldman’s continued participation in the 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Goldman equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2011 year was $7,350. The amount listed in column (c) assumes that Mr. Goldman contributed the maximum amount under applicable law to the 401(k) Plan.
(7)	Based on the total payments or distributions made to Mr. Goldman under the 2007 CIC Plan, no excise tax payment would be due.

2011 Potential Payments to Stancil E. Barton after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)		Voluntary Termination by Executive or Termination for Cause ($)	Death ($)	Disability ($)
(a)	(b)	(c)		(d)	(e)	(f)
Compensation
Salary(1)	—	600,000		—	—	—
Bonus(2)	—	895,000		335,000	335,000	335,000
Stock Awards(3)	—	575,614		—	575,614	575,614

Benefits
Medical/Dental Insurance(4)	—	45,120		—	—	—
Life Insurance(5)	—	552		—	—	—
401(k) Plan(6)	—	25,864		—	—	—

Additional Items
Excise Tax Gross-up(7)	—	—		—	—	—

Total	—	2,142,150	(7)	335,000	910,614	910,614

(1)	The amount listed in column (c) reflects the product of (i) Mr. Barton’s annual base salary and (ii) 2.
(2)	Assuming Mr. Barton was terminated on December 31, 2011, Mr. Barton would receive his actual bonus for performance during the 2011 fiscal year ($335,000) as such bonus would be deemed to have been earned by Mr. Barton on the last day of the 2011 fiscal year but not yet paid. Columns (c), (d), (e) and (f) include this bonus payment. Column (c) also includes an additional payment of $280,000 (Mr. Barton’s prior year (fiscal 2010) actual bonus) multiplied by 2.
(3)	The value of the acceleration of Mr. Barton’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2011 (42,575 RSUs) multiplied by the closing price of the Common Stock on December 31, 2011 ($13.52). Column (b) assumes that Mr. Barton’s RSU awards were not accelerated because his RSU awards were assumed by the successor to the Company’s business in connection with the change in control. Mr. Barton’s RSU awards accelerate upon a change in control only if outstanding RSU awards were not assumed by the successor in connection with the change in control.
(4)	The amount listed reflects the premium cost of Mr. Barton’s continued participation in the Company’s group medical and dental plans under COBRA for 24 months.
(5)	The amount listed reflects a cash payment to Mr. Barton equal to (i) the equivalent of premiums Mr. Barton would pay to continue coverage under the Company’s term life insurance policy for 24 months and (ii) the after-tax economic equivalent of premiums Mr. Barton would pay to obtain coverage similar to the coverage he currently has under the Company’s accidental death and dismemberment policy for 24 months.
(6)	Since Mr. Barton’s continued participation in the 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Barton equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan for 24 months. The maximum matching contribution for Company employees for the 2011 year was $7,350. The amount listed in column (c) assumes that Mr. Barton contributed the maximum amount under applicable law to the 401(k) Plan.
(7)	Based on the total payments or distributions made to Mr. Barton under the 2007 CIC Plan, no excise tax gross-up payment would be due to Mr. Barton. Pursuant to the 2007 CIC Plan, since the value of the payments to Mr. Barton reflected in column (c) that is subject to excise taxes is not more than 110% of the value of payments that could be provided to Mr. Barton without triggering excise taxes, the total payments to Mr. Barton upon termination without cause or termination for good reason after a change in control would be reduced to $1,980,333, the amount that could be provided to Mr. Barton without triggering excise taxes.

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Other Rights(1)		Weighted- Average Exercise Price of Outstanding Options and Other Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	663,119	(3)	$12.77	4,169,366	(4)
Equity compensation plans not approved by security holders(5)	1,496,571		$17.32	N/A

Total:	2,159,690		$17.30	4,169,366

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs and exercise of stock options, and exclude purchase rights currently accruing under the ESPP.
(2)	The amounts listed in column (b) do not take into account outstanding RSUs, which have no exercise price, and exclude purchase rights currently accruing under the ESPP.
(3)	Includes solely awards granted under the 2009 SIP.
(4)	Includes shares available for future issuance under the 2009 SIP and the ESPP. As of December 31, 2011, an aggregate of 2,804,297 shares of Common Stock were available for issuance under the ESPP, including 21,474 shares subject to purchase during the then-current purchase period. Under the 2009 SIP, each outstanding RSU reduces the remaining shares available for issuance under the 2009 SIP by 1.81 shares.
(5)	Includes solely awards granted under the Company’s Pre-IPO Stock Incentive Plans. The material terms of the Company’s Pre-IPO Stock Incentive Plans are set forth in Note 12 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

During the 2011 fiscal year, the following directors served as members of the Compensation Committee: Ms. Abramson, Mr. Griswell, and Mr. Mlekush. In addition, a former director, Shari Loessberg, served as a member of the Compensation Committee for a portion of 2011. None of these individuals is or has ever been an officer or an employee of the Company or has or had any relationships or related person transactions involving the Company that require disclosure. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

PROPOSAL II. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

As described in the “Compensation Discussion and Analysis” beginning on page 25, the Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate key executives who are critical to the Company’s success and to the creation of long-term stockholder value. Accordingly, the Company’s executive compensation program is designed to:

•	link compensation to the Company’s performance and individual performance;

•	encourage a focus on long-term growth;

•	align the economic interests of executives with those of stockholders;

•	appropriately mitigate risks; and

•	encourage executive retention.

The Board of Directors and the Compensation Committee believe that the executive compensation decisions made by the Compensation Committee for fiscal 2011 embody the philosophy and satisfy the goals of the Company’s executive compensation program. The Company urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 25 for additional details about the Company’s executive compensation program, including the rationale for the Compensation Committee’s decisions regarding compensation for the Named Executive Officers for fiscal 2011.

The Company is asking stockholders to indicate their support of the compensation paid to the Named Executive Officers as described in this Proxy Statement. The Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors recommends that stockholders vote in favor of the following advisory resolution:

“RESOLVED, that stockholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion.”

Your vote on this Proposal II is advisory only, so the results of the vote will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by stockholders in this vote and will consider the outcome of this vote as one factor, in conjunction with other factors, when making future decisions on executive compensation.

The Board of Directors recommends a vote FOR Proposal II.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews the level of compensation of directors on an annual basis and the Board of Directors, upon recommendation of the Compensation Committee, approves all director compensation. In setting director compensation, the Compensation Committee and the Board of Directors consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. In addition, the Compensation Committee and the Board of Directors consider survey data collected by the Company’s Office of the General Counsel.

Set forth in the table on page 61 is the compensation paid to or earned by non-employee directors for their services rendered during 2011. Ms. Bibliowicz has been omitted from this table since she receives no compensation for serving on the Board of Directors. See “Compensation Discussion and Analysis” and “Compensation Tables and Other Information” above for information regarding Ms. Bibliowicz’s 2011 compensation. Mr. Callahan, a Company employee, also did not receive any compensation for serving on the Board of Directors in 2011. His compensation as an employee is set forth in footnote 1 of the table on page 61.

Cash Compensation

All independent directors receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 for each meeting attended telephonically. In addition, the Chairman of the Audit Committee receives an additional $20,000 retainer, the Chairman of the Compensation Committee receives an additional $20,000 retainer, the Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 retainer and the Lead Director receives an additional $15,000 retainer.

Stock-based Compensation

Independent directors also receive a grant of stock-based compensation valued at $45,000 at the same time as the Company’s executive officers and key employees receive their annual long-term equity incentive compensation. On February 16, 2011, each then-current independent director received a grant of 3,454 RSUs. The number of RSUs to be awarded is determined using a value of $45,000 and the Grant Price Formula. These RSUs vest in full one year from the date of grant subject to the director’s continued service with the Company, except for accelerated vesting in the event of a director’s death or disability and in certain circumstances relating to a change in control of the Company. Payment of these vested RSUs is made in the form of Common Stock, and as discussed more fully below, payment is automatically deferred until the applicable director’s service on the Board of Directors has ended.

In addition, these RSUs also entitle the holder to earn dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs).

The Company has historically granted 5,000 fully vested stock options to new directors during their initial year of election. In connection with his election to the Board of Directors, Mr. Baird received a grant of 5,000 fully vested stock options on January 1, 2012 with an exercise price of $13.52 equal to the closing price of the Common Stock on December 30, 2011. These options have a seven-year term. Pursuant to SEC rules, these stock options are not reflected in the table on page 61 since the actual grant date of these stock options was in 2012 as opposed to 2011. Accordingly, these stock options will be disclosed in the director compensation table in the Company’s 2013 proxy statement.

Director Expenses

The Company also reimburses expenses incurred by directors to attend board and committee meetings and reimburses all directors for up to $5,000 per year for expenses incurred in connection with director education.

Stock Ownership and Retention Guidelines

The Board of Directors has in place non-management director stock ownership and retention guidelines (the “Director Ownership Guidelines”) to reinforce the importance of aligning the interests of the Company’s directors with those of stockholders. The Director Ownership Guidelines are incorporated into the Company’s Corporate Governance Guidelines and require each non-management director to own Common Stock equal in value to at least five times the amount of the annual cash retainer. The annual cash retainer is currently $45,000. Until the stock ownership guideline is reached, the director must retain 100% of the after-tax shares acquired through the exercise of options or the vesting of equity awards granted to the director prior to January 1, 2011 (the effective date of the Director Ownership Guidelines).

Equity interests that count toward satisfaction of the ownership guidelines include shares owned by the director including shares held through the 401(k) Plan, shares jointly owned with the director’s spouse, shares held in an estate planning vehicle for the benefit of the director or the director’s family members and vested deferred stock units (including, the phantom stock units that non-management directors accrue upon the vesting of RSUs as described on page 9 and below). Unvested equity awards, including unvested RSUs and unexercised stock options, do not count toward satisfaction of the ownership guidelines.

In addition, the Director Ownership Guidelines provide that all RSU awards granted to non-management directors after January 1, 2011 will contain a mandatory deferral provision. This provision provides that payment of the vested RSUs will be made in shares of Common Stock and will be automatically deferred until service on the Board of Directors has ended.

The Company has also instituted stock ownership and retention guidelines for executives. For information regarding these guidelines, see “Compensation Discussion and Analysis—Key Elements of the Company’s Executive Compensation Program—Stock Ownership and Retention Guidelines” above. The Company also has an insider trading policy that, among other things, prohibits executives, directors and certain other employees from hedging the economic risks of their Common Stock ownership and from pledging Company securities.

2011 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Stephanie W. Abramson	95,000	47,182	—	—	—	—	142,182
Arthur S. Ainsberg	83,000	47,182	—	—	—	—	130,182
Patrick S. Baird	11,071	—	—	—	—	—	11,071
John A. Elliott	95,000	47,182	—	—	—	—	142,182
J. Barry Griswell	93,265	47,182	—	—	—	—	140,447
Kenneth C. Mlekush	102,000	47,182	—	—	—	—	149,182

(1)	Mr. Callahan’s total compensation for the 2011 fiscal year was $508,039, which included (i) $266,923 in base salary, (ii) $47,182 in stock awards, (iii) $175,000 in bonus compensation, (iv) $11,584 in above-market nonqualified deferred compensation plan earnings and (v) $7,350 in other compensation. The amount reported in clause (ii) reflects the grant date fair value of the 3,454 RSUs that were granted to Mr. Callahan on February 16, 2011 in connection with the annual long-term equity incentive award to employees, computed in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s 2011 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The amount in clause (iii) represents the 2011 bonus that was paid to Mr. Callahan in February 2012. The amount in clause (iv) represents above-market earnings on compensation that was deferred by Mr. Callahan under NFPISI’s Amended and Restated Executive Deferral Plan. Above-market earnings represent the difference between Mr. Callahan’s earnings on the portion of his Executive Deferral Plan account balance allocated to the 6% annual return investment option and the earnings that he would have achieved if such portion of his account balance had earned interest at 120% of the applicable federal long-term rate prescribed by the Code (“Adjusted AFR”) for each month during 2011 in which the 6% annual return rate was higher than the Adjusted AFR. The amount in clause (v) represents $7,350 in matching contributions paid by the Company under the 401(k) Plan. Mr. Callahan had 7,464 stock awards and 1,000 stock option awards outstanding as of December 31, 2011.
(2)	The amounts in column (b) represent cash payments received for 2011 service, including the 2011 cash retainer, 2011 committee chairman and lead director fees, and fees paid for attendance at meetings held in 2011. With the exception of Mr. Baird, the cash compensation for each director listed in the table includes $45,000 in fees for the annual retainer paid to directors. Ms. Abramson’s cash compensation includes $40,000 in fees for meeting attendance and an additional $10,000 retainer as Chairman of the Compensation Committee, prorated for a portion of 2011. Mr. Ainsberg’s cash compensation includes $38,000 in fees for meeting attendance. Mr. Baird’s cash compensation includes a prorated annual retainer of $8,071 for his service as a director from his initial date of election (October 27, 2011) through December 31, 2011 and $3,000 in fees for meeting attendance. Dr. Elliott’s cash compensation includes $30,000 in fees for meeting attendance and an additional $20,000 retainer as Chairman of the Audit Committee. Mr. Griswell’s cash compensation includes $37,000 in fees for meeting attendance and an additional $11,265 retainer as Chairman of the Compensation Committee, prorated for a portion of 2011. Mr. Mlekush’s cash compensation includes $37,000 in fees for meeting attendance, an additional $5,000 retainer as Chairman of the Nominating & Corporate Governance Committee and an additional $15,000 retainer as Lead Director.
(3)	The amounts reported in column (c) reflect the grant date fair value of the 3,454 RSUs that were granted to the applicable director on February 16, 2011, computed in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s 2011 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The following are the aggregate number of stock awards outstanding for each of the Company’s non-employee directors as of December 31, 2011: each of Ms. Abramson, Mr. Ainsberg, Dr. Elliott, and Mr. Mlekush: 7,588; Mr. Griswell: 3,454; and Mr. Baird: 0.
(4)	The following are the aggregate number of stock option awards outstanding for each of the Company’s non-employee directors as of December 31, 2011: each of Ms. Abramson and Mr. Ainsberg: 15,000; each of Dr. Elliott, Mr. Griswell; Mr. Mlekush: 5,000; and Mr. Baird: 0.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy which provides that the Nominating and Corporate Governance Committee will evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between the Company, on the one hand, and directors, executive officers, holders of more than 5% of the Company’s outstanding Common Stock and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction, arrangement or relationship, or any material amendment to such transaction, in which the Company, including any of its subsidiaries, was, is or will be a participant and the amount involved exceeds $60,000, and in which any related person had, has or will have a direct or indirect interest, will be deemed to be a “Related Person Transaction.” The policy contains a limited number of permitted transactions that do not require approval or ratification, including, without limitation, (i) any transaction available to all salaried employees of the Company generally and (ii) certain purchases of insurance products or financial services from the Company in the ordinary course.

The Company’s policy provides that, prior to entering into any Related Person Transaction, (i) the related person, (ii) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person or (iii) the business unit or department head responsible for the potential Related Person Transaction will provide notice to the Company’s Office of the General Counsel of the facts and circumstances of the proposed Related Person Transaction. The Company’s General Counsel will then assess whether the proposed transaction is a Related Person Transaction and whether the related person has a material interest in such transaction for purposes of the policy. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $120,000 and the related person has a material interest in such transaction, the proposed Related Person Transaction will be submitted to the Nominating and Corporate Governance Committee or the Board of Directors for consideration at the next meeting or, if it is not practicable or desirable to wait until the next meeting, to the Chairman of the Nominating and Corporate Governance Committee. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $60,000 but less than $120,000 and the related person has a material interest in such transaction, the CEO and CFO, in consultation with the General Counsel, will determine whether to approve such transaction.

The Company’s policy further provides that if the CEO, CFO or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, if the transaction is pending or ongoing, it shall be considered as described above, and ratified, amended or terminated, as appropriate. If the transaction is completed, the applicable reviewing person or persons will evaluate the transaction to determine if rescission or other action is appropriate.

From time to time in the ordinary course of business, certain of the Company’s directors and executive officers and their immediate families, as well as the entities with which they are associated, have been, or in the future may be, clients of one or more of the Company’s subsidiaries. Such transactions have included or may include the purchase of annuity contracts or insurance policies through an NFP subsidiary, the purchase or sale of securities through an NFP-owned broker-dealer, and the investment of funds with an NFP subsidiary operating in the investment advisory business. Any such products or services are provided on an arms’ length basis on substantially the same terms as those prevailing at the time for comparable products or services provided to unrelated third parties.

PROPOSAL III. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2012. PwC also served as the Company’s independent registered public accounting firm for the previous fiscal year. Representatives of PwC are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or under applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PwC as the Company’s independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal III.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by PwC during those periods:

Type of Fees	2011	2010
Audit Fees(1)	$1,992,582	$1,735,375
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	1,960

Total Fees	$1,992,582	$1,737,335

(1)	Represents the aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements, for the audit over the effectiveness of the Company’s internal control over financial reporting, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other statutory and regulatory filings and comfort letters and/or consents related to the offering and/or registration with the SEC of the Company’s securities.
(2)	Represents fees billed for the 2010 fiscal year for services related to subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Before the independent registered public accounting firm is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

By Order of the Board of Directors,

STANCIL E. BARTON

Executive Vice President,

General Counsel and Corporate Secretary

April 9, 2012

DIRECTIONS TO THE 2012 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting will be held at 9:00 a.m. EDT on Wednesday, May 23, 2012 at the Roosevelt Hotel, East End Suite, 45 East 45th Street at Madison Avenue, New York, NY 10017.

BY BUS

Take the M3, M4 or Q32 bus to Madison Avenue at 45th Street, or the M1 or M2 bus to Madison Avenue at 43rd Street and walk North two blocks.

BY SUBWAY

Take the 4, 5, 6, 7 or S train to Grand Central Station, exit at 42nd Street and Vanderbilt Avenue, then walk one block West to Madison Avenue, turn right and walk three blocks North to 45th Street.

BY CAR

EAST SIDE

Robert F. Kennedy Bridge (RFK Bridge, formerly Triborough Bridge)

- Take Robert F. Kennedy Bridge to FDR Drive South.

- Take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Ed Koch Queensboro Bridge (also known as the 59th Street Bridge)

- Take Queensboro Bridge and turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Midtown Tunnel

- Take Midtown Tunnel straight onto 37th Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Brooklyn Bridge

- Take Brooklyn Bridge onto FDR Drive North.

- From FDR Drive North, take Exit # 9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

FDR Drive

• SOUTH

- From FDR Drive South take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- From FDR Drive North take Exit #9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

WEST SIDE

George Washington Bridge

- Take George Washington Bridge to Henry Hudson Parkway South (West Side Highway).

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Henry Hudson Parkway (West Side Highway)

• SOUTH

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- Turn right onto 42nd Street and travel East across town.

- Turn left onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Votes will be accepted via the Internet and telephone through May 22, 2012, 11:59 PM Eastern Time.

National Financial Partners Corp.	INTERNET http://www.proxyvoting.com/nfp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS II AND III.										Please mark your votes as indicated in this example		☒

I. To elect eight directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are elected.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees are:

1.1 Stephanie Abramson	☐	☐	☐	1.5 John Elliott	☐	☐	☐	II.	Advisory vote on executive compensation.	☐	☐	☐

1.2 Patrick Baird	☐	☐	☐	1.6 J. Barry Griswell	☐	☐	☐

1.3 Jessica Bibliowicz	☐	☐	☐	1.7 Marshall Heinberg	☐	☐	☐			FOR	AGAINST	ABSTAIN

1.4 R. Bruce Callahan	☐	☐	☐	1.8 Kenneth Mlekush	☐	☐	☐	III.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012.	☐	☐	☐

									Please mark this box if you plan to attend the Annual Meeting.		☐

										Mark Here for Address Change or Comments SEE REVERSE		☐

Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

Signature and Title (if applicable):	Signature and Title (if applicable):	Date:

You can access your National Financial Partners Corp. account online.

Access your National Financial Partners Corp. account online via Investor ServiceDirect® (ISD).

The transfer agent for National Financial Partners Corp., makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-637-7865

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

You can view the 2011 Annual Report to Stockholders and the 2012 Proxy Statement on the Internet at http://materials.proxyvote.com/63607P.

▼  FOLD AND DETACH HERE  ▼

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012.

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Jessica M. Bibliowicz and Stancil E. Barton, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on May 23, 2012, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in accordance with their best judgment, with respect to such other matters as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS II AND III.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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(Continued and to be marked, dated and signed, on the other side)	20281-1